UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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West Pharmaceutical Services, Inc.
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West Pharmaceutical Services, Inc. Notice of 2015 Annual Meeting

530 Herman O. West Drive
Exton, Pennsylvania 19341

March 24, 2015

The 2015 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at our corporate headquarters on:

Tuesday, May 5, 2015

9:30 AM, local time

530 Herman O. West Drive

Exton, Pennsylvania 19341

The items of business are:

1.              Election of ten nominees named in the Proxy Statement as directors, each for a term of one year.

2.              Consideration of an advisory vote to approve named executive officer compensation.

3.              Approval of amendments to our Amended and Restated Articles of Incorporation to adopt a majority voting standard for uncontested director elections.

4.              Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 year.

Shareholders of record of West common stock at the close of business on March 9, 2015, are entitled to vote at the meeting and any postponements or adjournments of the meeting.

William J. Federici
Sr. Vice President and
Chief Financial Officer

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting on May 5, 2015

This Notice of Annual Meeting and Proxy Statement and the 2014 Annual Report (“2014 Annual Report”) are available on our website at http://www.westpharma.com/en/Investors/Pages/AnnualReport.aspx.

Your Vote is Important

Please vote as promptly as possible electronically via the Internet or by completing, signing, dating and returning the proxy card or voting instruction card.

Table of Contents

Proxy Summary	1
General Information About the Meeting	4
Corporate Governance and Board Matters	7
Corporate Governance Principles	7
Code of Business Conduct	7
Board Leadership Structure	8
The Board’s Role in Risk Oversight	10
Director Independence	11
Director Mandatory Retirement	11
Share Ownership Goals for Directors and Executive Management	12
Communicating with the Board	12
Nomination of Director Candidates	12
Related Person Transactions and Procedures	13
Director Compensation	14
2014 Director Compensation	14
Director Deferred Compensation Plan	16
Executive Compensation	17
Executive Summary	17
Compensation Committee Report	21
Compensation Discussion and Analysis	22
Compensation Tables	38
2014 Pension Benefits	44
2014 Nonqualified Deferred Compensation	45
Payments on Disability	46
Payments on Death	47
Estimated Payments Following Termination	47
Payments on Termination in Connection With a Change-in-Control	49
Independent Auditors and Fees	53
Audit Committee Report	54
Items to Be Voted On	55
Proposal 1 – Election of Ten Directors	55
Proposal 2 – Advisory Vote to Approve Named Executive Officer Compensation	62
Proposal 3 – Approval of Amendments to our Amended and Restated Articles of Incorporation to Adopt a Majority Voting Standard in Uncontested Director Elections	63
Proposal 4 – Ratification of Appointment of Independent Registered Public Accounting Firm for 2015 Year	65
Other Information	66
Stock Ownership	66
Section 16(a) Beneficial Ownership Reporting Compliance	67
2014 Annual Report and SEC Filings	67
2016 Shareholder Proposals or Nominations	67
Other Matters	68

GENERAL INFORMATION

Proxy Summary

Here are highlights of important information you will find in this Proxy Statement.  This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

Summary of Shareholder Voting Matters

		Description	Recommendation

Proposal 1: Election of Ten Directors		Page 55	✓ FOR
Mark A. Buthman William F. Feehery Thomas W. Hofmann Paula A. Johnson Myla P. Lai-Goldman	Douglas A. Michels Donald E. Morel, Jr. John H. Weiland Anthony Welters Patrick J. Zenner		Each Nominee

Proposal 2:		Page 62	✓ FOR
Advisory Vote on Named Executive Officer Compensation

Proposal 3:		Page 63	✓ FOR
Approval of Amendments to our Amended and Restated Articles of Incorporation to Adopt a Majority Voting Standard for Uncontested Director Elections

Proposal 4:		Page 65	✓ FOR
Ratification of Appointment of Independent Registered Public Accounting Firm for 2015 Year

Our Director Nominees

You are being asked to vote on these ten directors.  All directors are currently elected annually by a plurality of votes cast.  Detailed information about each director’s background and areas of expertise can be found beginning on page 56.

				Committee Memberships					Other
Name	Age	Director Since	Occupation	AC	CC	NCGC	ITC	SPC	Current Public Company Boards

Mark A. Buthman	54	2011	CFO, Kimberly-Clark	C		M			--
William F. Feehery	44	2012	President, Industrial Biosciences, E.I. Du Pont de Nemours and Company				C		--
Thomas W. Hofmann	63	2007	Retired Sr. VP & CFO, Sunoco, Inc.	M	M			M	3
Paula A. Johnson	55	2005	Cardiologist; Exec. Dir. of Connors Center for Women’s Health and Gender Biology Brigham and Women’s Hospital	M			M		--
Myla P. Lai-Goldman	57	2014	CEO and President of GeneCentric Diagnostics, Inc.				M	M	1
Douglas A. Michels	58	2011	President & CEO, OraSure Technologies, Inc.	M	M				1
Donald E. Morel, Jr.	57	2002	CEO & Chairman, West						1
John H. Weiland	59	2007	President & Chief Operating Officer, C. R. Bard		C			M	1
Anthony Welters	60	1997	Executive Chairman, BlackIvy Group LLC			M			3
Patrick J. Zenner	68	2002	Retired, Hoffmann-La Roche			C		C	1

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GENERAL INFORMATION

Legend for Director Nominee chart above:

AC	Audit Committee	CC	Compensation Committee	NCGC	Nominating and Corporate Governance Committee	M	Member
ITC	Innovation and Technology Committee	SPC	Succession Planning Committee (ad hoc)			C	Chair

NOTE: All Directors except Dr. Morel are independent.

2014 Performance and Compensation Highlights

We believe that Dr. Morel and the other named executive officers performed extremely well in 2014 and that their compensation is appropriate in relation to that performance.

Under their leadership, our Company achieved a total shareholder return (“TSR”) of 10% in 2014 and a cumulative three-year TSR of 191%.  Those returns reflect our growing sales and profitability.  Compared to 2013, net sales grew 3.9% (or 4.3% at constant exchange rates), gross profit grew by 3.0%, and operating profit grew by 12.1%.

The following table shows the components of 2014 compensation paid to our continuing named executive officers, including total “realizable” pay.  Realizable pay takes a retrospective look at pay and performance.  It is calculated using actual bonuses earned, end-of-period stock values and in-the-money value of stock options during the measurement period.  Realizable pay is the sum of: (1) base salary paid; (2) annual incentive plan amounts actually earned for 2014 performance; (3) the in-the-money value of stock option grants made in 2014; and (4) the current estimate for payouts for the Performance-Vesting Share Unit award made in 2014 (at 95.24% of target).  The table is not a substitute for our 2014 Summary Compensation Table set forth on page 38.

2014 Summary Compensation and Realizable Compensation (1)

Name and Principal Position	Salary	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	SEC Total	SEC Total Without Change in Pension Value (2)	Total Realizable Compensation

Donald E. Morel, Jr. Chairman of the Board and CEO	837,721	1,200,022	1,199,996	723,880	832,608	95,755	4,889,982	4,057,374	3,529,677
William J. Federici Senior Vice President and CFO	467,023	349,985	349,998	281,967	241,242	39,949	1,730,164	1,488,922	1,333,440
John E. Paproski President, Pharma. Deliv. Sys.	350,339	299,944	300,004	234,191	336,873	93,136	1,614,487	1,277,614	1,092,598
Karen A. Flynn President, Pharma. Packg. Sys.	345,954	310,043	300,002	214,757	93,798	33,848	1,298,402	1,204,604	952,319
Warwick Bedwell(3) President, Pharma. Packg. Sys, Asia-Pacific Region	339,071	150,020	150,002	148,889	-0-	184,358	972,340	972,340	749,636

(1)             Does not include compensation information for Jeffrey C. Hunt, who resigned in July 2014.  See Summary Compensation Table below.

(2)             This column is each officer’s total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table.  It shows the impact that change in pension values had on total compensation, as determined under applicable SEC rules, which vary substantially due to actuarial calculations.  The amounts reported in the SEC Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation under the 2014 Summary Compensation Table.

(3)             Amounts in the Salary and All Other Compensation columns for Mr. Bedwell have been converted from Singapore dollars to U.S. dollars at a rate of 0.7991 U.S. dollars per Singapore dollar or 0.9013 per Australian Dollar.  These are the average of the daily-average monthly rates for 2014.

2015 Annual Meeting and Proxy Statement  | 2

GENERAL INFORMATION

Key 2014 Compensation-Related Actions

•            Reaffirmed compensation philosophy to target our executive compensation at the median (50th percentile) of comparator group companies.

•            Conducted formal pay-for-performance review of CEO compensation versus peers.

•            Conducted realizable pay analysis to assess whether Company performance and CEO realizable pay are aligned over a given period of time.

•            Adopted policy to provide for continued vesting of future PVSUs and stock option awards for recipients who are at least 57 years of age at the time of retirement and have been with the Company for at least 10 years.

•            Eliminated regional PPS annual incentive plans and created a global PPS annual incentive plan to foster greater cooperation and coordination among our regions.

•            Modified treatment of LTIP awards upon an executive’s termination due to death, disability or retirement.

•            Revised our equity grant policy to be consistent with best practices.

•            Set compensation for our new President, PPS, Karen A. Flynn, who was promoted from President, PPS, Americas.

Other Existing Key Compensation Features

•            Clawback of incentive compensation

•            No (excise) tax gross-ups

•            No “single trigger” feature on parachute payments in change-in-control agreements offered to future executives

•            No-hedging/no-pledging of company stock

•            Independent compensation consultant

•            Annual CEO realizable pay-for-performance alignment analyses versus our peer groups

•            Limited perquisites and personal benefits

Auditors

Set forth below is summary information with respect to PricewaterhouseCoopers LLP’s fees for services provided in 2014 and 2013.

Type of Fees	2014	2013

Audit Fees	$1,527,742	$1,608,548
Audit-Related Fees	94,977	38,347
Tax Fees	165,677	183,923
All Other Fees	23,098	12,261
Total	$1,811,494	$1,843,079

2015 Annual Meeting and Proxy Statement  | 3

GENERAL INFORMATION

General Information About the Meeting

Proxy Solicitation

Our Board of Directors is soliciting your vote on matters that will be presented at our 2015 Annual Meeting of Shareholders and at any adjournment or postponement.  This Proxy Statement contains information on these matters to assist you in voting your shares.

The Notice of Annual Meeting and Proxy Statement, the accompanying proxy card or voting instructions and our 2014 Form 10-K Annual Report, including our annual report wrapper, are being mailed starting on or about March 24, 2015.

Shareholders Entitled to Vote

All shareholders of record of our common stock, par value $.25 per share, at the close of business on March 9, 2015, are entitled to receive the Notice of Annual Meeting and to vote their shares at the meeting.  As of that date, [71,697,992] shares of our common stock were outstanding.  Each share is entitled to one vote on each matter properly brought to the meeting.

Voting Methods

You may vote at the Annual Meeting by delivering a proxy card in person or you may cast your vote in any of the following ways:

Mailing your signed proxy card or voter instruction card.	Using the Internet at www.ProxyVote.com.	Calling toll-free from the United States, U.S. territories and Canada to 1-800-690-6903.

How Your Shares Will Be Voted

In each case, your shares will be voted as you instruct.  If you return a signed card, but do not provide voting instructions, your shares will be voted FOR each of the proposals. You may revoke or change your vote any time before the proxy is exercised by filing with our Corporate Secretary a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Plan Participants.  Any shares you may hold in the West Pharmaceutical Services, Inc. 401(k) Plan or the Tech Group Puerto Rico Savings and Retirement Plan have been added to your other holdings on your proxy card.  Your completed proxy card serves as voting instructions to the trustee of those plans.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet, phone or mail, all as described on the enclosed

2015 Annual Meeting and Proxy Statement  | 4

GENERAL INFORMATION

proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it received timely voting instructions.

Deadline for Voting.  The deadline for voting by telephone or Internet is 11:59 PM Eastern Time on May 4, 2015.  If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person.  “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Broker Voting

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  The Notice has been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the materials made available or by following their instructions for voting on the Internet. A broker non-vote occurs when a broker or other nominee that holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares.  Although there is no controlling precedent under Pennsylvania law regarding the treatment of broker non-votes in certain circumstances, we intend to apply the following principles.

Proposal	Votes Required	Treatment of Abstentions and Broker Non-Votes	Broker Discretionary Voting
Proposal 1 - Election of Ten Directors	Plurality of the votes cast	Abstentions and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 2 - Advisory Vote on Named Executive Officer Compensation	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 3 - Approval of Amendments to our Amended and Restated Articles of Incorporation to Adopt a Majority Voting Standard for Uncontested Director Elections	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions will have the effect of negative votes and broker non-votes will not be taken into account in determining the outcome of the proposal	No
Proposal 4 - Ratification of Appointment of Independent Registered Public Accounting Firm for the 2015 Year	Majority of the shares present and entitled to vote on the proposal in person or represented by proxy	Abstentions and broker non-votes will have the effect of negative votes	Yes

2015 Annual Meeting and Proxy Statement  | 5

GENERAL INFORMATION

Quorum

We must have a quorum to conduct business at the 2015 Annual Meeting.  A quorum consists of the presence at the meeting either in person or represented by proxy of the holders of a majority of the outstanding shares of our common stock entitled to vote.  For the purpose of establishing a quorum, abstentions, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, and broker non-votes are considered shareholders who are present and entitled to vote, and count toward the quorum.

Mailings to Multiple Shareholders at the Same Address

We have adopted a procedure called “householding” for making the Proxy Statement and the Annual Report available.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.

We will continue to make a proxy card available to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, please contact us in writing or by telephone: Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341, (610) 594-3309.

Electronic Availability of Proxy Statement and Annual Report

We are pleased to be distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the SEC.  This method conserves natural resources and reduces our costs of printing and mailing while providing a convenient way for shareholders to review our materials and vote their shares.

On March 24, 2015, we mailed a “Notice of Internet Availability” to participating shareholders, which contains instructions on how to access the proxy materials on the Internet.

If you would like to receive a printed copy of our proxy materials, we will send you one free of charge.  Instructions for requesting such materials are included in the Notice.

This Proxy Statement and our 2014 Annual Report are available at:

http://www.westpharma.com/en/Investors/Pages/AnnualReport.aspx

Proxy Solicitation Costs

We pay the cost of soliciting proxies.  Proxies will be solicited on behalf of the Board by mail, telephone, and other electronic means or in person.  We have retained Georgeson Inc., 199 Water Street, 26th Floor, New York, NY 10038, to help with the solicitation for a fee of $7,000, plus reasonable out-of-pocket costs and expenses.  We will reimburse brokerage firms and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding solicitation materials to shareholders and obtaining their votes.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance and Board Matters

During 2014, our Board met five times.  Each director attended at least 75% of the Board meetings and the meetings of the Board committees on which he or she served.  All directors are expected to attend the 2015 Annual Meeting, and all of our directors, except John H. Weiland, attended the 2014 Annual Meeting.

Our principal governance documents are our Corporate Governance Principles, Board Committee Charters, Independence Standards and Code of Business Conduct.  Aspects of our governance documents are summarized below.

We encourage our shareholders to read our governance documents, as they present a comprehensive picture of how the Board addresses its governance responsibilities to ensure our vitality and success.  The documents are available in the “Who We Are—Investor Information—Corporate Governance” section of our website at www.westpharma.com and copies of these documents may be requested by writing to our Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

Corporate Governance Principles

Our Board has adopted Corporate Governance Principles to provide guidance to our Board and its committees on their respective roles, director qualifications and responsibilities, Board and committee composition, organization and leadership.  Our Principles address, among other things:

•            director qualifications standards, including our Independence Standards;

•            the requirement to hold separate executive sessions of the independent directors;

•            the role of independent directors in executive succession planning;

•            the Board’s policy on setting director compensation and director share-ownership guidelines;

•            guidelines on Board organization and leadership, including the number and structure of committees and qualifications of committee members;

•            policies on access to management;

•            director orientation and education; and

•            self-assessments of board and committee performance to determine their effectiveness.

Code of Business Conduct

All of our employees, officers and directors are required to comply with our Code of Business Conduct.  The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal and regulatory requirements.  The Board has adopted a comprehensive Compliance and Ethics Program and has named Susan A. Morris our interim Chief Compliance Officer.  Our Chief Compliance Officer delivers regular reports on program developments and initiatives to the Audit Committee and the Board.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

The Board has determined that combining the CEO and Chairman positions is currently the best leadership structure for the Company.  The Board believes that our CEO is best situated to serve as Chairman because, given his day-to-day involvement with and intimate understanding of our business, industry and management team, he is the director most capable of effectively identifying and implementing strategic priorities.

Independent directors and management have different perspectives and roles in strategy development.  Our independent directors bring experience, oversight skills and expertise from outside our organization and industry, while our CEO brings Company-specific experience and expertise.  The Board believes that the combined role of Chairman and CEO promotes strategy development and implementation and facilitates information flow between management and the Board, which are essential to effective governance.

The Board further believes that combining these roles fosters clear accountability, effective decision-making and alignment on the development and execution of corporate strategy.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for implementing the strategy once it is developed.  The Board also believes the combined role of Chairman and CEO is an effective structure for the Board to understand the risks associated with the Company’s strategic plans and objectives.  Combining these positions places the Company’s senior-most executive in a position to guide the Board’s agenda in setting priorities for the Company and addressing the risks and challenges the Company faces.

Additionally, maintaining an independent board with a Chairman, Independent Directors permits open discussion and assessment of the Company’s ability to manage these risks and provides the appropriate balance between strategy development and independent oversight of management.

Chairman, Independent Directors

Patrick J. Zenner, an independent director who serves as Chairman of the Nominating and Corporate Governance Committee, was selected by the Board in 2014 to serve as the Chairman, Independent Directors for all meetings of non-management directors held in executive session.  The duties and responsibilities of the Chairman, Independent Directors include:

•      conferring with the CEO on Board agenda items, meeting schedules, presentations and other communications;

•      acting as chair for Board discussions on any subject where the CEO would not be the appropriate person to chair such discussion; and

•      serving as principal liaison between the CEO and the independent directors.

The CEO and the Chairman, Independent Directors create the agenda for each Board meeting.  Each independent director may add items to the agenda.

Independent directors meet in regularly scheduled executive sessions and in special executive sessions called by the Chairman, Independent Directors.

Committees

The Board has four standing committees: the Audit Committee; the Compensation Committee;

the Nominating and Corporate Governance Committee; and the Innovation and Technology

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CORPORATE GOVERNANCE AND BOARD MATTERS

Committee.  From time to time the Board may form ad hoc committees to address specific situations as they may arise. Currently, the Board has one ad hoc committee:  the Succession Planning Committee. Each committee consists solely of independent directors.  Each standing committee has a written charter, which is posted in the “Who We Are—Investors—Corporate Governance” section of our website at www.westpharma.com.  You may request a printed copy of each standing committee’s charter from our Corporate Secretary.

Audit Committee

Mark A. Buthman (Chair) Thomas W. Hofmann Paula A. Johnson Douglas A. Michels

The Audit Committee assists our Board in its oversight of (1) the integrity of our financial statements; (2) the independence and qualifications of our independent auditors; (3) the performance of our internal audit function and independent auditors; and (4) our compliance with legal and regulatory requirements.  In carrying out these responsibilities, the Audit Committee, among other things:

•  Reviews and discusses our annual and quarterly financial statements with management and the independent auditors;

•  Manages our relationship with the independent auditors, including having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming the independence of the independent auditors; and

•  Oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

The Board has determined that Mr. Buthman and Mr. Hofmann are each an “audit committee financial expert” within the meaning of SEC regulations.  In 2014, the Audit Committee met six times.  All members of the Audit Committee are independent within the meaning of the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.

Compensation Committee

John H. Weiland (Chair) Thomas W. Hofmann Douglas A. Michels

The Compensation Committee develops our overall compensation philosophy, and, either as a committee or together with the other independent directors, determines and approves our executive compensation programs, makes all decisions about the compensation of our executive officers and oversees our cash and equity-based incentive compensation plans.

Additional information about the roles and responsibilities of the Compensation Committee can be found under the heading “Compensation Discussion and Analysis.”  In 2014, the Compensation Committee met five times.  All members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and the Company’s Corporate Governance Principles.

Nominating and Corporate Governance Committee

Patrick J. Zenner (Chair) Mark A. Buthman Anthony Welters

The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members; recommends nominees for director and officer positions; determines the appropriate size and composition of our Board

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CORPORATE GOVERNANCE AND BOARD MATTERS

and its committees; monitors a process to assess Board effectiveness; reviews related-party transactions; and considers matters of corporate governance.  The Committee also reviews and makes recommendations to the Board regarding compensation and benefits for non-employee directors and administers director equity-based compensation plans.

In 2014, the Nominating and Corporate Governance Committee met three times.  All members of the Committee are independent within the meaning of the listing standards of the NYSE and our Corporate Governance Principles.

Innovation and Technology Committee

William F. Feehery (Chair) Paula A. Johnson Myla P. Lai-Goldman

The Innovation and Technology Committee provides guidance to our Board on technical and commercial innovation strategies, reviews emerging technology trends that may affect our business, reviews our major innovation and technological programs and overall patent strategies, and assists our Board in making well-informed choices about investments in new technology.  In 2014, the Innovation and Technology Committee met two times.

Succession Planning Committee (Ad Hoc)

Patrick J. Zenner (Chair) Thomas W. Hofmann Myla P. Lai-Goldman John H. Weiland

The Succession Planning Committee is an ad hoc committee formed in 2014 to provide guidance to our Board on succession planning for the impending retirement of Dr. Morel, announced in October 2014.  Dr. Morel’s retirement is expected to occur in May 2015 or such later time as a successor is found and appointed.  In 2014, the Succession Planning Committee met twelve times.  Once a successor to Dr. Morel is appointed, the Company anticipates that this Committee will be dissolved.

The Board’s Role in Risk Oversight

The Board’s role in risk oversight is consistent with our leadership structure, with management having day-to-day responsibility for assessing and managing our risk exposure and the Board actively overseeing management of our risks—both at the Board and committee level.

The Board regularly reviews and monitors the risks associated with our financial condition and operations and specifically reviews the enterprise risks associated with our five-year plan.  In particular, the Board reviews our risk portfolio, confirms that management has established risk-management processes that are functioning effectively and efficiently and are consistent with our corporate strategy, reviews the most significant risks and determines whether management is responding appropriately.

The Board performs its risk oversight role by using several different levels of review.  Each Board meeting begins with a strategic overview by the CEO that describes the most significant issues, including risks, affecting the Company and also includes business updates from each reportable segment.  In addition, the Board reviews in detail the business and operations of each reportable segment quarterly, including the primary risks associated with that segment.

The Board focuses on the overall risks affecting us.  Each committee has been delegated the responsibility for the oversight of specific risks that fall within its areas of responsibility.  For example:

•            The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies, plans and arrangements and the extent to which those policies or practices increase or decrease risk for the Company.

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CORPORATE GOVERNANCE AND BOARD MATTERS

•            The Audit Committee oversees management of financial reporting, compliance and litigation risks as well as the steps management has taken to monitor and control such exposures.

•            The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board, potential conflicts of interest and the effectiveness of the Board.

•            The Innovation and Technology Committee reviews risks associated with intellectual property, innovation efforts and our technology strategy.

•            The Succession Planning Committee reviews risks associated with choosing a new Chief Executive Officer and ensuring an effective transition from Dr. Morel to his successor.

Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the full Board is regularly informed about those risks through committee reports.

Director Independence

Our Board has adopted a formal set of categorical director qualification standards used to determine director independence.  The standards meet or exceed the independence requirements of the NYSE corporate governance listing standards.  Under the standards, a director must be determined to have no material relationship with us other than as a director.  The standards specify the criteria for determining director independence, including strict guidelines for directors and their immediate families regarding employment or affiliation with us, members of our senior management or their affiliates.  The full text of our standards may be found under the “Who We Are— Investor Information— Corporate

Governance” section on our website at www.westpharma.com.

The Board undertook its annual review of director independence in February 2015.  As a result of this review, the Board did not substantively revise the existing standards.  Subsequently, the Board considered whether there were any relationships described under the standards for each director.  As a result of this review, the Board affirmatively determined that each of its non-employee directors is independent of us and our management under our standard of independence.

Executive Sessions of Independent Directors

Our Board also holds regular executive sessions of only independent directors to conduct a self-assessment of its performance and to review management’s strategy and operating plans, the criteria by which our CEO and other senior executives are measured, management’s performance against those criteria and other relevant topics.  Last year, our independent directors held four executive sessions.

Director Mandatory Retirement

All non-employee directors must retire on the date of the annual meeting of shareholders immediately following his or her 72nd birthday.

An employee director must submit his or her resignation upon the date he or she ceases to be an executive of the Company.

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CORPORATE GOVERNANCE AND BOARD MATTERS

Share Ownership Goals for Directors and Executive Management

To encourage significant share ownership by our directors and further align their interests with the interests of our shareholders, directors are expected to acquire within three years of appointment, and to retain during their Board tenure, shares of our common stock equal in value to at least five times their annual retainer.

The Board has set share ownership goals for senior executive management, which are set forth in “Compensation Discussion and Analysis—Other Compensation Policies.”

Communicating with the Board

You may communicate with the Chairman, Independent Directors or the independent directors as a group by sending a letter addressed to the Board of Directors, c/o Corporate Secretary, West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, Pennsylvania 19341.  Communications to a particular director should be addressed to that director at the same address.

Our Corporate Secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications are given directly to the Chairman, Independent Directors, who decides whether they should be forwarded to a particular Board committee or to management for further handling.

Nomination of Director Candidates

Candidates for nomination to our Board are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our Amended and Restated Articles of Incorporation, our Bylaws and our Corporate Governance Principles.  All persons recommended for nomination to our Board, regardless of the source of the recommendation, are evaluated in the same manner by the Committee.

The Board and the Nominating and Corporate Governance Committee consider, at a minimum, the following factors in recommending potential new Board members or the continued service of existing members:

•      A director is nominated based on his or her professional experience.  A director’s traits, expertise and experience add to the skill-set of the Board as a whole and provide value in areas needed for the Board to operate effectively.

•      A director must have high standards of integrity and commitment, and exhibit independence of judgment, a willingness to ask hard questions of management and the ability to work well with others.

•      A director should be willing and able to devote sufficient time to the affairs of the Company and be free of any disabling conflict.

•      All of the directors, except for the Chief Executive Officer, should be “independent” as outlined in our Independence Standards.

•      A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company management and all relevant persons.

•      A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence

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CORPORATE GOVERNANCE AND BOARD MATTERS

and faithfulness in attending Board and committee meetings.

•      The Board generally seeks active or former senior-level executives of public companies, particularly those with international operations, leaders in the healthcare or public health fields, science or technology backgrounds and individuals with financial expertise.

When reviewing nominees, the Nominating and Corporate Governance Committee may also consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the Board’s overall composition and needs.  The Nominating and Corporate Governance Committee also considers the value of diversity on the Board in the director nominee identification and nomination process.

Accordingly, the Committee’s evaluation of director nominees includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the Board.  The Committee regularly assesses the effectiveness of this approach as part of its review of the Board’s composition.

To assist it with its evaluation of the director nominees for election at the 2015 Annual Meeting, the Committee took into account the factors listed above and used a skills matrix highlighting the experience of our directors in areas such as pharmaceutical and biopharmaceutical services, medical device components, leadership, financial literacy, risk management expertise and independence.

Under the heading “Director Qualifications and Biographies,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the qualifications, experience, key attributes and skills the Committee and the Board believe will best serve the interests of the Board, the Company and our shareholders.

Shareholders who wish to recommend or nominate director candidates must provide information about themselves and their candidates and comply with procedures and timelines contained in our Bylaws.  These procedures are described under “Other Information—2016  Shareholder Proposals or Nominations” in this Proxy Statement.

Related Person Transactions and Procedures

The Board has adopted a written policy and procedures relating to the Nominating and Corporate Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements under SEC regulations.  A “related person” includes our directors, officers, 5% shareholders and immediate family members of these persons.

Under the policy, the Nominating and Corporate Governance Committee reviews the material facts of all related-person transactions, determines whether the related person has a material interest in the transaction and may approve, ratify, rescind or take other action with respect to the transaction.

In approving a transaction, the Committee will take into account, among other factors, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transactions.

The Committee reviews and pre-approves certain types of related person transactions, including (1) director and executive officer compensation that is otherwise required to be reported in our Proxy Statement under SEC regulations; (2) certain transactions with companies at which the related person is an employee only; and (3) charitable contributions that would not disqualify a director’s independent status.  The policy and procedures can be found in the “Investors—Corporate Governance—Related Party Transaction Policies and Procedures” section of our website at www.westpharma.com.

We have no related person transactions required to be reported under applicable SEC rules.

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DIRECTOR COMPENSATION

Director Compensation

2014 Director Compensation

Our non-employee directors receive annual grants of stock-settled restricted stock units (“RSUs”) equal to $130,000 and a cash annual retainer of $70,000.  Prior to 2013, these awards were made in the form of Deferred Stock, which is substantially similar to stock-settled RSUs.

The following tables show the total 2014 compensation of our non-employee directors.

Non-Employee Director Compensation Elements

Compensation Item	2014 Amount

Annual Retainers and Chair Fees Board Chairman, Independent Directors (NCGC Chair) Audit Committee Chair Compensation & ITC Committee Chairs	$70,000 20,000 15,000 10,000

2014 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Mark A. Buthman	85,000	130,000	7,875	222,875
William F. Feehery	80,000	130,000	5,658	215,658
Thomas W. Hofmann	80,000	130,000	13,648	223,648
L. Robert Johnson (1)	17,500	-0-	1,025,935	1,043,435
Paula A. Johnson	70,000	130,000	17,158	217,158
Myla P. Lai-Goldman	58,333	130,000	635	188,968
Douglas A. Michels	70,000	130,000	9,314	209,314
John H. Weiland	80,000	130,000	23,111	233,111
Anthony Welters	70,000	130,000	40,672	240,672
Patrick J. Zenner	90,000	130,000	21,774	241,774

(1) L. Robert Johnson retired pursuant to the Board’s retirement policy in May 2014.

Fees Earned or Paid in Cash

The amounts in the “Fees Earned or Paid in Cash” column are retainers earned for serving on our Board, its committees and as committee chairs and Chairman, Independent Directors.  All annual retainers are paid quarterly.  The amounts are not reduced to reflect elections to defer fees under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).  During 2014,

Mr. Buthman, Mr. Michels, Mr. Weiland, and Mr. Welters deferred 100% of their cash compensation.

Stock Awards

The amounts in the “Stock Awards” column reflect the grant date fair value of stock-settled

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DIRECTOR COMPENSATION

RSU awards made in 2014.  The grant date fair value is determined under Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718.  In 2014, each non-employee director was awarded 3,016 RSUs, with a grant date fair market value of $43.10 per share based on the closing price of our common stock on the award date, May 6, 2014.  For a discussion on RSU grant date fair value, refer to Note 12 to the consolidated financial statements included in our 2014 Form 10-K.

RSUs are granted on the date of our annual meeting and vest on the date of the next annual meeting when the awards become fully vested if a director remains on the Board.  Vesting ceases upon termination for any reason.  However, if a director retires during the calendar year that retirement is required under our Director’s Retirement Policy, the award will vest pro rata on a monthly basis through the date of retirement.

Stock-settled RSUs are distributed upon vesting, unless a director elects to defer the award under the Director Deferred Compensation Plan.  In 2014, all continuing directors elected to defer their awards except for Mr. Hofmann and Dr. Paula Johnson.  All awards are distributed as shares of common stock, as described below.  When dividends are paid on common stock, additional shares of deferred stock and RSUs are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

All Other Compensation

The amounts in the “All Other Compensation” column are the sum of: (1) the dividend-equivalent units (“DEUs”) credited to accounts under the Director Deferred Compensation Plan,  (2) with respect to Mr. Zenner and Mr. Weiland, a charitable contribution of $1,000 each made under our charitable contribution matching program, which is available to our employees, retirees and directors on a non-discriminatory basis, and (3) with respect to Mr. Johnson, a distribution of $1,025,935 deferred under the Director Deferred Compensation Plan following his retirement in May 2014.

Stock Options

Prior to 2007, non-employee directors received annual grants of stock options, which vested on the first anniversary of the grant date.  After benchmarking this practice, our Board ceased granting stock options to directors.  All stock options are vested and expire ten years after the original date of grant.  The following table sets forth all stock and stock options held by each director at the end of 2014.

Outstanding Director Stock Awards and Stock Options at Year-End 2014

Name	Vested Deferred Stock Awards (#)	Unvested Deferred Stock and RSU Awards (#)	Total Deferred Stock and RSU Awards (#)	Stock Options Outstanding (#)
Mark A. Buthman	13,969	3,016	16,985	—
William F. Feehery	9,102	3,016	12,118	—
Thomas W. Hofmann	31,936	3,016	34,952	—
L. Robert Johnson	8,094	-0-	29,785	—
Paula A. Johnson	33,339	3,016	36,355	7,800
Myla P. Lai-Goldman	14	3,016	3,030	—
Douglas A. Michels	13,969	3,016	16,985	—
John H. Weiland	33,339	3,016	36,355	—
Anthony Welters	33,339	3,016	36,355	-0-
Patrick J. Zenner	33,339	3,016	36,355	25,600

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DIRECTOR COMPENSATION

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash compensation until their Board service terminates.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank.  Stock-unit accounts are credited with DEUs based on the number of stock units credited to the account as of the dividend record date.

The value of a director’s account balance is distributed on termination of Board service.  The value of a director’s stock-unit account is determined by multiplying the number of units credited to the account by the fair market value of our common stock on the termination date.

RSUs that a director elects to defer (and all shares of deferred stock) are distributed in shares of stock.  Pre-2014 stock units may be distributed in cash in lieu of stock, if a director made an election in 2013.  All post-2013 stock units are only distributable in stock.  Partial shares are distributed in cash.

Directors may receive their distribution as a lump sum or in up to ten annual installments.  Separate elections apply to amounts earned and vested before 2005 and amounts earned and vested after December 31, 2004.  If a director elects the installment option, any cash-account balances during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock and stock-settled units will be credited with dividends until paid.

The following table summarizes the amounts credited to each Director Deferred Compensation Plan account as of December 31, 2014:

Name	Cash-Settled Stock Units Value(1) ($)	Stock-Settled Stock Units Value (1) ($)	Deferred Stock and RSU Value (1) ($)	Amount Invested in Cash Account (2) ($)	Total Account Balance ($)
Mark A. Buthman	-0-	261,687	904,266	-0-	1,165,953
William F. Feehery	-0-	170,873	646,547	-0-	817,420
Thomas W. Hofmann	-0-	-0-	1,860,854	-0-	1,860,854
L. Robert Johnson	-0-	430,909	1,585,732	-0-	2,016,641
Paula A. Johnson	-0-	383,755	1,935,539	-0-	2,319,294
Myla P. Lai-Goldman	—	8,654	161,317	—	169,971
Douglas A. Michels	334,034	439,124	904,266	-0-	1,677,424
John H. Weiland	959,497	1,086,141	1,935,539	-0-	3,981,177
Anthony Welters	-0-	3,196,212	1,935,539	73,789	5,205,540
Patrick J. Zenner	-0-	856,020	1,935,539	-0-	2,791,559

(1)          Value is determined by multiplying the number of stock units or shares of deferred stock, as applicable, times $53.24, the fair market value of a share of stock on December 31, 2014.  Stock units relate to deferred compensation that has previously been reported in the “Fees Earned or Paid in Cash” column for the year the compensation was earned.

(2)          This account earned interest at a rate of 3.25% compounded quarterly, which resulted in $600 being credited to Mr. Welters’ account in 2014.

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EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Executive Summary

Our Compensation Philosophy and Goals

We believe that our long-term success is directly related to our ability to attract, motivate and retain highly talented individuals committed to continually improving financial performance, achieving profitable growth and enhancing shareholder value.

To that end, our Compensation Committee has developed a pay-for-performance compensation philosophy that closely aligns our executives’ incentive compensation with Company performance and shareholder interests on a short- and long-term basis without promoting excessive risk.  When we deliver expected performance, our pay should approximate the market median.  Actual compensation, however, varies with our performance.

The Annual Incentive Plan (“AIP”), our annual cash incentive bonus plan, is based primarily on our performance on two financial measures: adjusted diluted earnings-per-share (“EPS”) and adjusted operating cash flow.  Performance standards for regional and divisional heads, including Mr. Paproski, Ms. Flynn and Mr. Bedwell, also include targets for divisional sales, operating profit and cash flow.  Mr. Paproski, who leads our Delivery Systems business unit, where innovation is key to our success, is also subject to goals based on reaching milestones for our key innovative projects.  No awards are made unless performance exceeds the thresholds.

Our long-term incentive awards are aligned with shareholder interests because they deliver value based on share-price growth and the achievement of the three-year compound annual growth rate (“CAGR”) and the return on invested capital (“ROIC”) targets, encourage share ownership and promote retention of key talent.

A significant portion of the total compensation opportunity for each of our executives, including the named executive officers or “NEOs,” is directly dependent on the achievement of pre-established corporate goals.

Investor Outreach and 2014 Say-on-Pay Results

At our 2014 annual meeting of shareholders, we held a shareholder “Say-on-Pay” advisory vote to approve the compensation of our NEOs as disclosed in our Proxy Statement.  Shareholders expressed overwhelming support for the compensation of our NEOs, with approximately  96% of the votes (present at the meeting and entitled to vote) cast to approve NEO compensation.

The Committee considered this vote as demonstrating strong support for our compensation programs and continued to apply the same effective principles and philosophies that have been applied in prior years when making compensation decisions for 2014.  These principles and philosophies are highlighted above and described more fully below.

To ensure that the Committee considers shareholder views on compensation matters, we maintain an active shareholder engagement program, meeting with our largest investors throughout the year.  The Committee receives regular updates on investor feedback and understands that shareholders remain very focused on the alignment of pay and performance.

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EXECUTIVE COMPENSATION

2014 Financial Highlights

The Company delivered exceptional financial performance in 2014, achieving record net sales, operating profit and diluted EPS.  Compared to 2013, net sales increased 3.9% (4.3% at constant exchange rates),  consolidated operating profit increased 12.1% and adjusted diluted EPS increased 11.5%.

Our shareholders also benefitted as we delivered total shareholder returns (“TSR”) well above the average of the S&P 500 and the Business Segment Comparator Group of companies we use for benchmarking our executive compensation programs on a three-year (2012-2014) cumulative basis.  While our one-year TSR did not meet targeted levels, we believe our long-term success more accurately reflects our performance over time and removes some of the inherent annual variability in our business.  As discussed in more detail below, our long-term incentive plan uses three-year metrics and, due to our strong performance, paid at a higher level than our annual incentive plan, which uses one-year metrics.

One-Year Comparative TSR	Three-Year Cumulative TSR

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EXECUTIVE COMPENSATION

Executive Compensation Elements

Compensation Component	Objectives	Key Features

Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market

•         Annual cash compensation that is not at risk

•         Targeted to the 50th percentile of our compensation comparator groups, with variations based on experience, skills and other factors

•         Adjustments considered annually based on level of pay relative to the market, individual and Company performance

Annual Incentive Award

Focuses executives on annual results by rewarding them for achieving key budgeted financial targets

Links executives’ interests with those of shareholders by promoting profitable growth

Helps retain executives by providing market-competitive compensation

•         At-risk cash awards based on adjusted diluted EPS and adjusted operating cash flow, calculated at budgeted exchange rates and adjusted for unusual or non-recurring items

•         Annual award payouts may vary from 0% to 150% of the targeted amount

Long-Term Incentive Award (PVSUs and Stock Options)

Aligns executives’ interests with those of shareholders by linking compensation with long-term corporate performance that benefits our shareholders

Retains and provides incentives to executives through multi-year performance-vesting share units (“PVSUs”) and stock options

Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk taking

•         At-risk long-term compensation

•         Generally targeted at a level that, when aggregated with AIP and base salary, will provide total direct compensation at the 50th percentile of comparator groups

•         Uses PVSUs and stock options to provide rewards for both financial performance and increased stock price

•         PVSUs have a three-year performance period; stock options vest in annual increments over a four-year period

•         Shares earned under PVSU awards vary from 0% to 200% of targeted amount

Retirement Plan and Non-Qualified Deferred Compensation Plan	Attracts and retains executives by providing a level of retirement income and retirement savings in a tax-efficient manner	• Provides a defined-benefit plan that transitioned to a cash-balance plan formula in 2007 • Executives may elect to defer up to 100% of their annual cash compensation

2014 Performance-Based Bonuses (Cash)

AIP payouts for all executives, including the NEOs, are based on our performance against two principal corporate financial metrics: adjusted diluted EPS and adjusted operating cash flow.  Payouts for executives who manage regional and divisional business units also depend partially on divisional performance.  The target bonus is set as a percentage of base salary, which for the NEOs, ranges from 60% to 100%.  2014 AIP target goals were set by the Committee based on the budget approved by the Board and the Committee’s determination that the targets contained sufficient “stretch.”  During 2014, we achieved greater than 91.5% of our established corporate targets, which apply to all AIP participants.  This resulted in payouts for our NEOs of 85% or more.  While we achieved our threshold levels in 2014, the results were less favorable compared to 2013, when we significantly exceeded our target levels.

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EXECUTIVE COMPENSATION

However, these results and consequent payouts demonstrate our pay-for-performance philosophy discussed in the “Compensation Discussion and Analysis” below.  During 2013, the payouts under the AIP, which measures short-term performance, exceeded 100%, while in 2014, when the short-term performance was not at target levels, the payouts were correspondingly lower.  A reconciliation of the adjusted EPS and adjusted operating cash flow to amounts reported under U.S. GAAP is provided below under “Financial Measures.”

2014 AIP Performance Against Primary Metrics

Threshold, Target and Actual Performance

2014 Long-Term Incentive Awards (Equity)

Long-term incentive compensation opportunities for our executives, including the NEOs, are entirely equity based.  Executives receive an award of PVSUs and time-vested stock options, approximately equal in expected value.  The value of each NEO’s long-term grant is determined by the Committee based on its review of peer-group market data, the executive’s roles and responsibilities, his or her impact on our results, and advancement potential.  PVSUs entitle the recipient to receive common shares based on achievement of three-year CAGR and ROIC targets.  The following chart shows actual performance against target and threshold performance  for the three-year period that ended on December 31, 2014.

Performance Against Long-Term Metrics (1) – 2012-2014 Performance Period

(1)          Calculated at 2014 budgeted foreign exchange translation rates.

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EXECUTIVE COMPENSATION

Our Compensation Practices

We continue to incorporate leading practices into our compensation programs:

•                  Our compensation philosophy targets total direct compensation of our NEOs at the 50th percentile of comparator group companies.

•                  We prohibit our officers and directors from hedging, pledging or engaging in any derivatives trading with respect to our common stock.

•                  We do not provide tax “gross-ups” for perquisites provided to our executive officers.

•                  Our equity incentive plan prohibits the repricing or exchange of awards without shareholder approval.

•                  Dividend-equivalent units (“DEUs”) are paid on equity awards only if the underlying award is earned.

•                  We conduct realizable-pay analyses on our CEO compensation and review tally sheets to provide additional benchmarking information on executive pay.

•                  We require a “double-trigger” feature and have not provided golden parachute excise tax gross-ups in any change-in-control agreements offered to executives in 2011 or later.

•                  We require our executive officers to meet share-ownership guidelines, and to take a portion of their bonus in shares until their ownership guidelines are met.  The ownership guideline for our CEO is six times base salary and the guideline for our other executives is two times base salary.

•                  The Committee has engaged an independent outside compensation consultant.  See “Role of the Compensation Consultant and Executives.”

•                  The Committee may cancel or recover any cash- or equity-based incentive compensation based on achievement of specified financial results that are the subject of a subsequent restatement.  We will seek repayment of any amount determined to have been inappropriately received due to mathematical errors, fraud, misconduct or gross negligence.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis.”  Based on its review and discussions with management, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the “Compensation Discussion and Analysis” in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

John H. Weiland, Chairman
Thomas W. Hofmann
Douglas A. Michels

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our executive compensation program for 2014, the compensation decisions made under those programs and the factors that were considered by the Committee in making those decisions.  It focuses on the compensation for each of our NEOs for 2014:

•                  Donald E. Morel, Jr., Chairman and Chief Executive Officer;

•                  William J. Federici, Senior Vice President and Chief Financial Officer;

•                  John E. Paproski, President, Pharmaceutical Delivery Systems;

•                  Karen A. Flynn, President, Pharmaceutical Packaging Systems;

•                  Warwick Bedwell, President, Pharmaceutical Packaging Systems, Asia Pacific Region; and

•                  Jeffrey C. Hunt, Former President, Pharmaceutical Packaging Systems.

This Compensation Discussion and Analysis is divided into two parts:

Part 1 discusses our 2014 performance, the Committee’s actions in 2014, our compensation practices and the compensation decisions for our NEOs.

Part 2 discusses our compensation framework in more detail, including how we apply our compensation philosophy and determine competitive positioning of our executive compensation and other policies.

Part 1 – 2014 Performance, Compensation Committee Actions, Compensation Practices and Decisions

2014 Performance Overview

2014 was an outstanding year for the Company and its shareholders.  Among the accomplishments of our executive team, led by Dr. Morel, were:

•                  Net sales increased by $58.5 million, or 4.3% (excluding foreign currency effects).

•                  Excluding foreign currency effects, gross profit increased 3.0%, operating profit increased 12.1%, and our operating profit margin increased by 0.9 margin points to 12.8%.

•                  Increased emphasis on higher quality, higher revenue products in PPS and an increasing percentage of total sales from higher margin proprietary products in PDS.

•                  Advanced innovative product development with achievement of milestones for certain of our proprietary products, including in-human trials of the SmartDose® electronic wearable injector.

•                  Geographic expansion with commercial production beginning in our China elastomers facility and operating licenses issued to our India metals facility.

•                  Increased quarterly dividend to $0.11 per share.

As discussed in this Proxy Statement, our one-year performance during 2014 did not meet targeted levels, and payouts under our annual incentive plan accordingly were less than 100% of target.  However, our three-year performance was outstanding when measured by CAGR and ROIC.  Therefore, payouts

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EXECUTIVE COMPENSATION

under our long-term incentive plan were considerably higher.  Over the three-year period we also significantly outperformed our peer group and the S&P 500 as measured by TSR.

2014 Committee Actions

The Committee regularly evaluates the design and performance of our executive compensation programs to ensure they are operating as intended and consistent with relevant benchmarks and market practices.  The

Committee also reviews its compensation philosophy each year. As a result of these evaluations and reviews, the Committee took the following actions in 2014:

Action	Rationale

Equity Grant Timing — Revised equity grant procedures to ensure that all equity awards at its annual grant meeting are made at least two business days following the release of our annual financial results for the preceding fiscal year.

Aligns with best practices to ensure that annual awards are made at a time when all material information has been disseminated to our shareholders.

Treatment of LTIP Awards On Retirement — Revised our standard award agreements to provide for continued vesting in the event of terminations for certain retiring executives.	Provides a greater incentive for long-term executives who are nearing retirement to continue to make long-term strategic decisions.

Treatment of LTIP Awards On Death and Disability — Revised our standard award agreements to provide for accelerated vesting of options upon death or disability and continued vesting for PVSUs.	Aligns with best practices.

Pay-for-Performance Review — Conducted a formal pay-for-performance review of CEO compensation versus peers.	Provides a complete view of the alignment of compensation and company performance versus our peers and the market.

Realizable Pay Analysis — Conducted a realizable pay analysis, which assesses whether Company performance and CEO realizable pay are aligned over a given period of time.	Provides a complete view of the alignment of compensation and company performance versus our peers and the market.

Performance Goal Difficulty Analysis — Conducted an analysis regarding the difficulty of achievement of performance goals established under the AIP and LTIP.

Provides the Committee with perspective regarding the difficulty of attaining established performance goals, the rigor of the process establishing those goals and the motivational aspects of those awards.

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EXECUTIVE COMPENSATION

Action	Rationale

Business Segment Comparator Group — Reviewed the criteria for selecting members of the Business Segment and Talent Market Comparator Groups and made no changes.	Ensures robust comparative compensation data.

Executive Compensation Elements

The following chart summarizes the key features of each element of our executive compensation program: Cash (salary and annual bonus); equity (long-term incentive); retirement (Retirement Plan, Supplemental Employee Retirement Plan, 401(k) Plan, Nonqualified Deferred Compensation Plan and Superannuation Plan (Mr. Bedwell only)); and other compensation (perquisites).  Each type is discussed in detail in the remainder of this Compensation Discussion and Analysis, and the accompanying tables.

Element	Type	Key Features

Cash	Salary

•         Fixed amount of compensation based on experience, contribution and responsibilities.

•         Salaries reviewed annually and adjusted based on market practice, individual performance and contribution, length of service and other internal factors.

Annual Incentive Plan

•         Performance-based cash awards based on adjusted diluted EPS and adjusted operating cash flow, calculated at budgeted exchange rates and adjusted for unusual or non-recurring items.  See “Financial Results for AIP Purposes” on page 28.

•         Annual awards vary from 0% to 150% of the targeted amount.

Long-Term Incentive Compensation (100% Equity)	PVSUs (50% of grant value)

•         PVSUs are settled three years from the grant date based on performance over a three-year period.

•         DEUs are accumulated on PVSUs during the vesting period.

•         Both PVSUs and DEUs are paid in shares of West common stock and only upon vesting.

•         The number of shares that may be earned over the performance period is based on achievement against target of two equally weighted measures—CAGR and ROIC—and ranges from 0% to 200% of the target award.  See “Our Long-Term Equity Incentive Program,” beginning on page 29.

	Non-qualified stock options (50% of grant value)	• Vest over four years and expire 10 years from the grant date.

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EXECUTIVE COMPENSATION

Retirement	Retirement Plan	• Provides retirement income for eligible participants based on years of service and highest average earnings up to tax code limits.

	Supplemental Employee Retirement Plan	• Provides retirement income, on a non-qualified basis, in excess of tax code limits on the same basis as the Retirement Plan.

	401(k) Plan	• Qualified 401(k) plan that provides participants the opportunity to defer taxation on a portion of their income, up to code limits, and receive a matching Company contribution.

	Nonqualified Deferred Compensation Plan	• Extends, on a non-qualified basis, the 401(k) in excess of code limits on the same terms.

	Superannuation Plan	• Permits Mr. Bedwell to defer some taxation and receive a matching contribution of the amounts deferred.

Other	Perquisites	• Perquisites are limited to the use of a Company-leased automobile and expatriate assistance.

• Beginning late in 2014, the Committee began the phase-out of automobile payments for several senior executives as leases expire.

Summary of Key 2014 Compensation Decisions

In an effort to further align with best practices and provide competitive compensation that aligns executives’ interests with those of our shareholders, the Committee made the following changes to its equity compensation grant practices.  First, the Committee revised its equity grant procedures to ensure that all equity awards at its annual grant meeting are made at least two business days following the release of our annual financial results for the preceding fiscal year.

Second, the Committee adopted a policy of providing vesting of future equity awards made to certain executive officers, including the NEOs, following their retirement.  Under the policy, future awards of PVSUs and stock options will continue to vest during their term for individuals who are executive officers at the time of their retirement so long as they are at least 57 years of age, have 10 years of service with the Company, and have not been terminated for “cause” as defined under the 2011 Omnibus Incentive Compensation Plan.

Vesting will immediately cease and all outstanding equity awards will be forfeited if the executive competes with the Company during the period of continued vesting or fails to comply with his or her confidentiality obligations.  We may also cause the equity to be forfeited at any time if we discover that the executive should have been terminated for cause.  In addition, all equity awards will continue to be subject to our Incentive Compensation Recovery (“clawback”) Policy during the continued vesting period.

We also amended our standard LTIP award agreements for awards made after October 14, 2014 so that effective upon death or disability, any unvested options become fully vested and exercisable and any PVSUs granted will continue to vest through the end of the performance period.  These changes were made to be consistent with market practices, and to provide all of our employees and their survivors with additional security in the event of death or disability.

The following highlights the Committee’s key NEO compensation decisions for 2014, as reported in the Summary Compensation Table on page 38.  The decisions were made after

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considering input from the Committee’s independent compensation consultant, Pay Governance LLC (“Pay Governance”).

CEO Compensation

In February 2014, the Committee took the following actions on Dr. Morel’s compensation:

•                  Annual base salary was increased 2.5% to $845,645;

•                  Annual incentive target award opportunity was maintained at 100% of base salary ($845,645); and

•                  Long-term incentive target expected value was maintained at $2.4 million.

After benchmarking Dr. Morel’s compensation with our Business Comparator Group, the Committee determined that he was below the 50th percentile for total direct compensation (“TDC”), which is the sum of base salary and annual and long-term incentive opportunities.  Having increased his long-term incentive opportunity by 20% in 2013, and not having increased his salary or AIP opportunity since 2013, the Committee determined to increase his base salary by 2.5% to bring him close to the 50th percentile.

Compensation of Other NEOs

The Committee approved salaries and set incentive-compensation targets of the other NEOs taking into account the CEO’s recommendations, the advice of Pay Governance, comparator group salary data, relative duties and responsibilities, advancement potential and impact on our financial and strategic performance.  Consistent with the approach for the CEO, the Committee provided a modest increase (2% to 4%) in annual base salary for all other NEOs, with the exception of Ms. Flynn.  Ms. Flynn was promoted from President, PPS, Americas to President, PPS, and she received a 4% increase at the same time as other NEOs and an adjustment for her promotion in September 2014.

These increases are in line with our Business Segment Comparator Group increases during 2014, which averaged 3.8%.

Pay Mix

Our compensation philosophy is to put the greatest emphasis on creating long-term shareholder value.  Therefore, the largest percentage of NEO’s pay is awarded under our long-term incentive plan (split equally between options and performance shares).  Almost 60% of Dr. Morel’s TDC is based upon long-term value, and the remainder of his pay is divided equally among salary and short-term incentives.  For our other executives, approximately 46% of their pay is based upon long-term awards.  Consistent with market practices, a larger portion of their pay mix is salary, but it is still less than one-third of their TDC.

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2014 NEO Base Salaries, Annual Incentive Target and Long-Term Expected Value

Name	Salary as of 1/1/14	Salary as of 12/31/14 (1)	2014 Salary Median Target	% Increase	AIP Target as % of Salary	Long-Term Expected Value	Total Direct Compensation as % of Median Target (2)
Donald E. Morel, Jr.	$825,028	$845,654	$813,000	2.5%	100%	$2,400,000	85%
William J. Federici	$461,345	$470,572	$439,000	2.0%	70%	$700,000	107%
John E. Paproski	$345,030	$353,656	$380,000	2.5%	70%	$600,000	120%
Karen A. Flynn (3)	$324,800	$400,000	$450,000	23.2%	70%	$600,000	87%
Warwick Bedwell (4)	$313,344	$319,611	$285,000	2.0%	60%	$300,000	118%
Jeffrey C. Hunt	$397,800	$407,745	$450,000	2.5%	70%	$600,000	89%

(1)             All NEO salary increases for incumbents were effective May 2014.

(2)             Total direct compensation consists of base salary, annual bonus target and long-term expected value.  Percentages are based on the 50th percentile of the Business Segment Comparator Group for Dr. Morel and Mr. Federici, and the 50th percentile of the Talent Market Comparator group for the other NEOs.

(3)             Ms. Flynn received an increase in base salary, annual bonus target and long-term expected value on September 29, 2014, when she was promoted to President, PPS.  The following table shows salary information and Total Direct Compensation for Ms. Flynn.

Title	Salary	Effective Date	% Increase	2014 Salary Median Target	AIP Target as % of Salary	Long-Term Expected Value	TDC as % of Median Target

President, PPS Americas	$337,792	5/5/2014	4.0%	$350,000	60%	$300,000	99%
President, PPS	$400,000	9/29/2014	18.4%	$450,000	70%	$600,000	87%

(4)             Mr. Bedwell’s salary as of 12/31/2014 has been converted from Australian dollars to U.S. dollars at a rate of 1.1095, as was used elsewhere in this Proxy Statement.  His salary was set by the Committee using 354,609 AUD.

Our Annual Incentive Compensation Program

Plan Criteria and Rationale

The annual incentives for all AIP participants, including the NEOs, are based on our financial performance as a whole measured by adjusted diluted EPS and adjusted operating cash flow.

AIP payouts for divisional participants (Paproski, Flynn, Bedwell and Hunt) rely on achieving divisional net sales, operating profit and cash flow targets, adjusted to reflect budget exchange rates.

In 2014, as in past years, the Committee evaluated the continued use of the AIP financial measures using the following principles:

•       Metrics that support achievement of an annual Board-approved operating plan;

•       Metrics that support profitable growth while preserving cash for longer-term investment;

•       Metrics that provide a clear line of sight—i.e., that are clearly understood and can be affected by the performance of our executives and employees; and

•       Metrics that are consistent with market practice and commonly used within our comparator group.

Following this review, the Committee concluded that the continued use of the AIP financial measures support the foregoing principles for the following reasons:

•       EPS is a comprehensive measure of income and provides an emphasis on profitable growth while focusing managers on expense control.

•       Operating cash flow provides a focus on generating cash in the short term to fund operations, research and longer-term capital projects and focuses managers on expense control.

•       Divisional cash flow, sales and operating profit provide line of sight for operating

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managers and encourage cooperation among the various regions and business platforms.

The Committee eliminated regional cash flow, sales and operating profit metrics in 2014 for our PPS Division.  These regional metrics comprised 20% of the PPS regional staff’s AIP target in 2013.  This 20% was redistributed to the PPS divisional goals, increasing the percentage of AIP target that is based on divisional goals from 40% to 60%.  This elimination reflects the growing globalization of our business and the expectations of our customers that the Company acts as a single company.  It helps to foster cooperation among our regions and provides a greater incentive to increase divisional revenue and profit without focusing on the impact on any particular region.

Target Setting

The target annual incentive awards for our NEOs are set as a percentage of base salary.  Target awards are reviewed annually to ensure alignment with our compensation philosophy to target each compensation element and total direct compensation at the market median.

Variances from this goal are based on an evaluation of competitive market data, internal equity considerations among the CEO’s direct reports and individual performance evaluations.

For 2014, target annual-incentive opportunities for the NEOs ranged from 60% to 100% of their year-end base salary rate.

The payout curve is structured to reflect our philosophy that management should be rewarded for exceeding goals and penalized when targets are missed.

The payout factor is a pre-established multiplier that corresponds, on a sliding scale, to the percentage achievement of the AIP target objective so that if actual performance is less than target, the multiplier decreases on a sliding scale based on the percentage achievement.

Thus, for example, at the 85% achievement level, executives would receive 50% of their target award.  No payouts would be made if actual financial performance falls below 85% of the target level.   If AIP targets are exceeded, the multiplier increases on a sliding scale up to the 150% of target award level for achievement of 115% of the performance target level.

Achievement between the threshold and maximum levels is straight-line interpolated.

Financial Results for AIP Purposes

The Committee set the AIP targets based on its evaluation of the budget amounts and its assessment that the targets contained a sufficient degree of “stretch.”  Our performance level for all metrics was 91% or greater.  Therefore, payouts were in the 85-95% range.  This demonstrates our link between pay and short-term performance.  The slightly reduced payouts reflect that target performance was not reached during the challenges of 2014.

2014 AIP Corporate and Division

Performance Metrics, Weight and Achievement

(all amounts in millions except EPS)

	Metric Weight	Financial Objectives
Plan Unit and NEO Participants		Threshold	Target	Maximum	Results	% of Target
Corporate Unit: (Morel, Federici)
Adjusted EPS (1)	80%	1.57	1.84	2.12	1.78	96.7%
Adj. Operating Cash Flow (2)	20%	187.3	220.3	253.4	202.1	91.7%
Packaging Systems Unit: (Flynn, Bedwell, Hunt)
Adjusted EPS (1)	40%	1.57	1.84	2.12	1.78	96.7%

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	Metric Weight	Financial Objectives
Plan Unit and NEO Participants		Threshold	Target	Maximum	Results	% of Target
Division Metrics (60% of total) –
Adjusted Net Sales (3)	15%	923.4	1,086.4	1,249.4	1,025.0	94.3%
Adjusted Operating Profit (3)	30%	200.9	236.4	271.9	224.6	95.0%
Adjusted Divisional Cash Flow (3)	15%	233.6	274.8	316.0	264.0	96.1%
Delivery Systems Unit: (Paproski)
Adjusted EPS (1)	40%	1.57	1.84	2.12	1.78	96.7%
Division Metrics (60% of total) –
Adjusted Net Sales (3)	5%	340.7	400.8	460.9	402.0	100.3%
Adjusted Operating Profit (3)	5%	11.65	13.70	15.76	13.00	94.6%
Innovation Milestones (4)	50%				99.8%	99.8%

(1)                  Adjusted EPS for annual incentive purposes is based on budgeted foreign exchange rates and excludes restructuring and certain non-recurring items.  Therefore, they differ from the comparable U.S. GAAP measures. See “Financial Measures” for a reconciliation of U.S. GAAP diluted EPS to adjusted diluted EPS for annual incentive purposes.

(2)                  Adjusted operating cash flow for annual incentive purposes is based on budgeted foreign exchange rates.  See “Financial Measures” for a reconciliation of U.S. GAAP operating cash flow to adjusted operating cash flow.

(3)                  Divisional adjusted net sales and adjusted operating profit are based on budgeted foreign exchange rates.  See “Financial Measures” for a reconciliation of the comparable U.S. GAAP financial measures to the adjusted regional and divisional adjusted financial measures for annual incentive purposes.

(4)                  A portion of Mr. Paproski’s AIP payout is based upon the achievement of certain innovation product development milestones, which are reviewed and approved by senior management with input from the Board of Directors.

2014 AIP Threshold, Target, Maximum and Actual Payouts and Achievement

Name	2014 Target Award (% of Base Salary)	2014 Threshold Award (50% of Target Award) ($)	2014 Target Award (100% of Target Award) ($)	2014 Maximum Award (150% of Target Award) ($)	2014 Actual Award ($)	Actual Achievement % of Target
Donald E. Morel, Jr.	100.0%	$422,827	$845,654	$1,268,481	$723,880	85.6%
William J. Federici	70.0%	$164,700	$329,400	$494,100	$281,967	85.6%
John E. Paproski	70.0%	$123,780	$247,559	$371,339	$234,191	94.6%
Karen A. Flynn (1)	62.6%	$125,150	$250,300	$375,450	$214,757	85.8%
Warwick Bedwell (2)	60.0%	$95,883	$191,767	$287,650	$148,889	85.8%
Jeffrey C. Hunt (3)	70.0%	$142,711	$285,422	$428,133	$122,446	85.8%

(1)                  Ms. Flynn’s blended rate is calculated using a target of 60% through her promotion on 9/29/2014 and 70% for the remainder of the year.

(2)                  Amounts are payable in Singapore dollars and converted to U.S. dollars at the then-applicable spot conversion rate for the date the targets were established and amounts were paid.

(3)                  Aa result of his resignation effective 7/27/2014, Mr. Hunt will receive 50% of his AIP payout.

Our Long-Term Equity Incentive Program

Plan Criteria and Rationale

Long-term compensation for all our executives, including our NEOs, is entirely equity-based.  Our long-term awards are structured to align our executives’ interests with those of our shareholders and to emphasize the Committee’s expectation that our executive officers should focus their efforts on growing our business while carefully managing capital.

To help further these objectives, we use CAGR and ROIC as the performance measures for determining PVSU payouts.  Each metric is weighted equally because we believe CAGR and

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ROIC are equally important in creating shareholder value.

The use of stock options is intended to align our executives’ longer-term interests with those of our shareholders because options gain value only when and to the extent that share price exceeds the exercise price of the option.  Therefore, options provide a strong performance-based link between shareholder value and executive pay.

Performance-Vesting Share Units

The number of shares that may be earned under the PVSUs is based on achievement of CAGR and ROIC targets.

Each PVSU award agreement contains a target payout for the recipient.  The number of shares an executive earns at the end of a performance period is calculated by multiplying the target number of PVSUs awarded at the beginning of the period times the applicable “payout factor” for each performance metric times the weighting for that performance metric.

Target PVSUs (i.e., number of shares to be earned if performance equals 100% target)	x	Payout Factor (based on achievement against CAGR and ROIC targets)	x	Weighting (50% for each metric)	=	Number of Shares Earned

2014 Long-Term Equity Awards

In 2014, long-term plan participants, including our NEOs, received a grant of PVSUs and a grant of non-qualified stock options.  The total grant value was divided equally between the two forms of awards.

The total award value of each NEO was targeted to the market median as represented by comparator group data, as well as relative duties and responsibilities, advancement potential, and each NEO’s impact on our financial results.  The grant values are shown in the following table. The 2014 PVSU threshold, target and maximum CAGR and ROIC goals follow.

2014 Long-Term Equity Award Value

Name	PVSUs (1) 2014-2016 Performance Period ($)	Stock Options (1) ($)	Total Award Value ($)
Donald E. Morel, Jr.	$1,200,022	$1,199,996	$2,400,018
William J. Federici	$349,985	$349,998	$699,983
John E. Paproski	$299,994	$300,004	$599,998
Karen A. Flynn	$300,018	$300,002	$600,020
Warwick Bedwell	$150,020	$150,002	$300,022
Jeffrey C. Hunt	$299,994	$300,004	$599,998

(1)                    The expected value of PVSUs is based on a grant date fair value of $47.34 per share on February 24, 2014 and $44.95 on September 29, 2014, and the expected value of options was based on a grant date fair value of $10.37 per share on February 24, 2014 and $9.66 on September 29, 2014.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2014 Form 10-K.

2014 – 2016 Performance Period PVSU Goals

PVSU Award Performance Goals

Metric	Threshold	Target	Maximum
ROIC	7.70%	11.00%	16.50%
CAGR	5.53%	7.90%	11.85%

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Equity Award Grant Practices

Under the Committee’s revised equity-based awards policy and procedures, equity awards are made once per year.  The awards are made at the annual grant meeting in February provided that the actual grant date must be at least two business days following the release of our annual results for the preceding fiscal year.  The policy contains rules on determining the grant date of equity awards and the exercise price of any stock options, which must be at least equal to the fair market value of our stock on the grant date.

The policy also delegates authority to a management committee to make a limited number of grants between meetings to management below the officer level in connection with the hiring or promotion of employees or for retention purposes.

During 2013, the Committee increased LTIP values for several executives.  After benchmarking, the Committee did not make any changes for 2014.  Ms. Flynn received an increase to the appropriate level for her promotion from President, PPS, Americas to President, PPS in September 2014.  She received a second award with an approximate value of $300,000, which brought her to the level ($600,000) that her predecessor, Mr. Hunt, had received.

2014 Performance Share Award Payouts

The following tables show the performance against targets for the three-year PVSU performance period ending December 31, 2014, and the actual award values for each NEO.  During the three-year period from 2012-2014, our performance as measured by CAGR and ROIC significantly exceeded our targets and the performance of many of our peers.  When compared to our peer groups, and the S&P 500, our three-year performance was superior when measured by TSR.  Accordingly, the payouts under our long-term plan are significant.  Participants in the long-term plan have also shared in the significant appreciation of our stock price to the same extent our shareholders have over the three-year period. Mr. Hunt forfeited his PVSU awards upon his resignation in July 2014.

2012 – 2014 PVSU Performance Period

Performance/Payout Results

Metric	Threshold	Target	Maximum	Result	Performance as % of Target	Payout Factor	Weighting	Payout as % of Target
ROIC	5.6%	8%	12%	10.05%	125.8%	151.25%	50%	75.63%
CAGR	3.5%	5%	7.5%	7.11%	142.2%	184.40%	50%	92.20%
					Final Payout Result as a % of Target:			167.83%

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2012 – 2014 PVSU Performance Period

Award Payouts

Name	Target Award at Grant (1) (#)	Target Award Value at Grant (1) ($)	Actual Award Shares (2) (#)	Actual Award Value at $51.53 (3) Per Share ($)
Donald E. Morel, Jr.	47,126	$1,000,014	81,768	4,213,505
William J. Federici	15,316	$325,006	26,571	1,369,358
John E. Paproski	11,782	$250,014	20,443	1,053,428
Karen A. Flynn	7,734	$187,532	13,341	687,462
Warwick Bedwell	7,068	$149,983	12,263	631,912

(1)                       Target award is based on achievement of 100% of performance metrics and target value is calculated by multiplying the target award by $21.22, the split-adjusted closing price of our common stock on February 21, 2012, the award grant date.  Includes additional grant for Ms. Flynn related to her promotion in 2012 from VP, Sales, PPS Americas to President, PPS Americas, which had a grant date fair value of $25.15.

(2)                       Includes shares credited due to dividend equivalent units.

(3)                       The closing price of our common stock on February 17, 2015, the award payout date.

Part 2 – Compensation Framework

Compensation Philosophy and Objectives

Our compensation philosophy is to provide competitive executive pay opportunities tied to our short-term and long-term success.  This overriding pay-for-performance approach enables us to attract, motivate and retain the type of executive leadership that will help us achieve our strategic objectives and realize increased shareholder value.  To reach these goals, we have adopted the following program objectives:

•           Have a strong pay-for-performance element with a major portion of executive pay “at risk” based on achievement of financial performance goals.

•           Support achievement of both operating performance and strategic objectives.

•           Link management compensation with the interests of shareholders.

•           Be fair and market-competitive to assure access to needed talent and encourage retention.

•           Provide compensation opportunities that are consistent with each executive’s responsibilities, experience and performance.

•           Design compensation incentive programs that promote a sensible risk/reward balance, and that do not encourage unnecessary or unreasonable risk-taking.

•           Use perquisites sparingly, which has led to the reduction of available perquisites over time, including the phase out, beginning in 2014, of automobile allowances.

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Applying our Compensation Philosophy

We apply our compensation philosophy and objectives as follows:

Compensation Component	Objectives
Base Salary	Fair and competitive compensation to attract, retain and reward executive officers by providing a fixed level of cash compensation tied to experience, skills and capability relative to the market.
Annual Incentive Award

At-risk cash bonuses focus NEOs on annual results by rewarding them for achieving key budgeted financial targets.

Links interests of NEOs with those of shareholders by promoting strong profitable growth.

Helps retain NEOs by providing market-competitive compensation.

Long-Term Incentive Award (PVSUs and Stock Options)

At-risk long-term compensation aligns interests of NEOs with those of shareholders by linking compensation with long-term corporate performance that benefits our shareholders.

Retains NEOs through multi-year PVSU performance period and stock option vesting.

Promotes a sensible balance of risk and reward, without encouraging unnecessary or unreasonable risk-taking.

Retirement Plan and Non-Qualified Deferred Compensation Plan	Attracts and retains NEOs by providing a level of retirement income and retirement savings in a tax-efficient manner.

Competitive Positioning

In support of our compensation philosophy, we target the median compensation values of two groups – a “Business Segment Comparator Group” and a “Talent Market Comparator Group.”  The Business Segment Comparator Group is composed of companies with operational and customer characteristics similar to our own.  The Talent Market Comparator Group is a size-appropriate sample of companies that participate in the Towers Watson annual executive compensation database with revenues between $500 million and $3 billion and that operate in the chemicals, electronics and scientific equipment, healthcare/medical products, industrial manufacturing or pharmaceuticals industries.

The Business Segment Comparator Group is used primarily to determine competitive pay practices and design details and for pay-for-performance comparisons.  Because most of the Business Segment Comparator Group companies disclose compensation data in SEC filings each year, this group also serves as a primary pay-level reference for select executives, including Dr. Morel and Mr. Federici.

The companies in the Business Segment Comparator Group are identified by Pay Governance and approved by the Committee based on the following criteria: (1) size (approximately one-half to two times our revenues); (2) industry (healthcare equipment/supplies, industrial machinery and life sciences tools/services); and (3) operating structure (global footprint, manufacturing capabilities, raw materials and products, similar intellectual property profile and customer characteristics).

The Talent Market Comparator Group provides us with a consistent set of market data for all of our executive positions, representing a sample of companies with which we broadly compete for talent.  The companies in the Talent Market

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Comparator Group change each year based on survey participation.

Given our size and business portfolio, it is challenging to identify a single, robust sample of appropriate market compensation peers that fit conventional criteria.  We believe that using a balance of market references that reflect companies with which we compete for business and capital, and more broadly, those with which we compete for talent, provides the Committee with decision-quality data and context, and is a reasonable representation of our labor market for executive talent.  The Committee annually evaluates and, if appropriate, updates the composition of the Business Segment Comparator Group.  In 2014, the Committee evaluated a few potential additions, but no changes were made to the groups used in 2013.  The Business Segment and Talent Market Comparator Groups used in 2014 consisted of the following companies:

2014 Business Segment Comparator Group

Aptar Group, Inc.	DENTSPLY International Inc.	Haemonetics Corporation	ResMed Inc.
CONMED Corporation	Edwards Lifesciences Corp.	IDEXX Laboratories, Inc.	Steris Corp.
The Cooper Companies Inc.	Gerresheimer AG	Invacare Corporation	Varian Medical Systems
C.R. Bard	Greatbatch, Inc.	Pall Corporation

2014 Talent Market Comparator Group

A.O. Smith Corporation	Catalent Pharma Solutions	Herman Miller	Nypro	Snap-on
Ameron International	Covance	Husky Injection Molding Systems	PerkinElmer	Stepan Company
Ametek	Cytec Industries	IDEXX Laboratories	Plexus	Swagelok
Ansell HealthCare Products	DENTSPLY International	International Flavors & Fragrances	Polymer Group, Inc.	Thomas & Betts
Barnes Group	Donaldson Company	Kinetic Concepts	PolyOne	Toro
Brady Corporation	Endo Pharmaceuticals	Lundbeck	Quintiles	Trinity Industries
Cabot Creamery	Goodman Manufacturing	Makino	Regal-Beloit	USG
Carlisle	Graco	Matthews International	ShawCor	Warner Chilcott
Chemtura	H. B. Fuller	Mine Safety Appliances	Sensata Technologies
ConvaTec	Hanger Orthopedic Group	Milacron	Sigma-Aldrich

Setting Targets and Performance Goals

The Committee annually reviews the total compensation of each executive officer—i.e., cash compensation (salary and target annual incentive opportunity) and long-term equity compensation (target long-term equity value).

The Committee, with input from its independent consultant, then sets the executive’s compensation target for the current year. Adjustments may be made to short- or long-term incentive award opportunities.  Salary adjustments, if any, typically become effective in April or May of each year or upon a promotion.  The compensation decision for the CEO is reviewed with and ratified by the independent directors in executive session.

In making its decisions, the Committee uses several resources and tools, including competitive market information and compensation trends within the comparator groups and the larger executive compensation environment.

The Committee also reviews “tally sheets” for each of our executive officers as one of the tools to help assess the alignment of their pay with our performance and compensation philosophy.  The tally sheets include salary, equity and non-equity incentive compensation, perquisites and the value of compensation that would be paid in various termination scenarios.  The tally sheets help the Committee understand the different components of our compensation programs and the interrelationship of these amounts.

For 2014, the Committee set target levels for the financial objectives used in the AIP and for PVSU awards and concluded that there was an appropriate correlation between payout (at target, threshold and maximum) and target levels in light of the business environment, risks associated with achieving our five-year strategic plan and other factors.

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During 2014, the Committee also conducted a retrospective look at the difficultly of attaining the performance goals established under the long-term and short-term incentive plans.  This analysis concluded that the goals were very challenging versus our Business Segment Comparator Group and the historic payouts demonstrated a robust qualitative goal-setting process, which has resulted in a strong pay-for-performance link.

Evaluating Performance

The Committee uses its judgment in making decisions about individual compensation elements and total compensation for our NEOs, with a focus on individual performance and competitive market data.  The Committee also considers each NEO’s performance against his or her individual performance objectives, as well as the Company’s overall financial performance.

Post-Employment Compensation Arrangements

Retirement Plans

Dr. Morel, Mr. Federici, Mr. Paproski, Ms. Flynn and Mr. Hunt participate in our defined benefit and defined contribution retirement programs for U.S.-based employees.  In addition to the standard benefits available to all eligible U.S.-based employees, we maintain non-qualified retirement plans in which these executives participate.

All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which restrict the benefit to participants whose compensation exceeds these limits.  The non-qualified plans provide benefits to key salaried employees, including those five NEOs, using the same benefit formulas as the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

Under Mr. Bedwell’s employment agreement, we make a contribution to his defined contribution superannuation account.  This plan is maintained in Australia by him and is payable upon his retirement, death or disability.

Termination Payments

We also provide our NEOs with benefits upon termination in various circumstances, as described under “Estimated Payments Following Termination” and “Payments on Termination in Connection With a Change-in-Control” sections below.

We believe that our existing arrangements help executives remain focused on our business in the event of a threat or occurrence of a change-in-control and encourage them to act in the best interests of the shareholders in assessing a transaction.

Beginning with agreements entered into after 2010, the Company eliminated excise tax gross-ups and single-triggers under these types of agreements.  Change-in-control agreements with Mr. Paproski and Ms. Flynn, which were entered into after 2010, do not include these features.  Mr. Hunt’s agreement also did not include these features, and expired on his resignation in July 2014.

Certain Payments to Mr. Hunt

In July 2014, we agreed to make certain salary continuation and other payments to Mr. Hunt in exchange for: (1) a release of claims against the Company, (2) a nondisparagement provision, (3) an agreement to cooperate with the Company following termination, and (4) a 9-month covenant not to: (a) compete with the Company, (b) solicit our customers or (c) solicit our employees for employment.

The amounts of these payments are described in the “Compensation Tables” section of this Proxy Statement.  The Company believes that securing these agreements from Mr. Hunt was critical to the ability of the Company to focus on future growth of the Company.  These covenants also protect the Company from the prospects of expensive litigation and secure future cooperation in the event it is needed.  Additionally, the covenants protect the Company from potential business harm due to competition or damage to the Company’s reputation.

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EXECUTIVE COMPENSATION

Other Compensation Policies

Personal Benefits

We provide our NEOs with other benefits that we believe are reasonable and competitive so that we may attract and retain talented senior executives.  In total, they represent a small percentage of each NEO’s overall compensation, and the Committee has reduced many of them in recent years.  During 2014, the Committee began phasing out the automobile allowance for U.S.-based executives whose leases were expiring.  We do not provide perquisite gross-ups.  These benefits are reflected in the “All Other Compensation” column of the 2014 Summary Compensation Table.

Share-Ownership Requirements

Share-ownership goals further align an executive’s interests with those of our shareholders and encourage a long-term focus.  Within five years of attaining their position, all executive officers must acquire shares of common stock with a value equal to particular multiples of their base salary.  The Committee established a goal of six-times base salary for the

CEO and two-times base salary for all other executive officers.

Until the goals are reached, executives are required to receive 25% of their annual bonus in shares.  All NEOs currently meet these guidelines.

We have benchmarked our share ownership requirements against the companies in our Business Segment Comparator Group.  Our requirements are generally at least as robust as those of our peers.

Policy on Hedging and Pledging

We prohibit directors, officers and employees from engaging in hedging or monetization transactions, such as zero-cost collars and forward sale contracts, that would allow them to continue to own our common stock, but without the full risks and rewards of ownership.  We also prohibit directors, NEOs and other senior employees from engaging in pledging, short sales or other short-position transactions in our common stock.

Risk Considerations in Our Compensation Programs

The Committee has reviewed our compensation policies and practices for our employees and concluded that any risks arising from these policies and programs are not reasonably likely to have a material adverse effect.  The Committee believes that the mix and design of the elements of our compensation program are appropriate and encourage executive officers and key employees to strive to achieve goals that benefit the Company and our shareholders over the long term.  Our compensation policies and procedures are applied uniformly to all eligible participants.  By targeting both company-wide and business-unit performance goals in our annual bonus plans and long-term compensation, we believe we have allocated our compensation between base salary and short- and long-term target opportunities in a way that does not encourage excessive risk-taking by our employees.

Role of the Compensation Consultant and Executives

The Committee approves all compensation decisions for our NEOs, including discussing CEO compensation with the independent directors in executive session before making a final decision.

The Committee has engaged Pay Governance as its

independent consultant to assist the Committee in evaluating our executive compensation.

During 2014, the consultant performed the following tasks for the Committee:

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EXECUTIVE COMPENSATION

•      Prepared competitive market data for the compensation of the executive officer group;

•      Updated the Committee on executive compensation trends and regulatory developments;

•      Prepared a realizable pay analysis for the CEO and provided input on the Committee’s CEO pay recommendations;

•      Provided input on compensation program design and philosophy, incentive-pay mix and comparator groups against which executive pay is benchmarked; and

•      Prepared market data regarding vesting of equity upon retirement of executives.

The consultant provides no services to us other than its advice to the Committee on executive and director compensation matters.  The Committee determined Pay Governance to be independent from the Company under the NYSE and SEC regulations.

Our CEO annually reviews the performance of each of the other executive officers, including the other NEOs.  He then recommends annual merit salary adjustments and any changes in annual or long-term incentive opportunities for other executives.  The Committee considers the CEO’s recommendations in addition to data and recommendations presented by the consultant.

The CEO and other members of management also work with the Committee and consultant in determining the companies to be included in the Business Segment Comparator Group.

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EXECUTIVE COMPENSATION

Compensation Tables

The following tables, narrative and footnotes discuss the compensation of the NEOs during 2014.

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1) ($)	All Other Compensation ($)	Total ($)

Donald E. Morel, Jr. Chairman of the Board and Chief Executive Officer	2014 2013 2012	837,721 825,028 825,028	1,200,022 1,199,992 1,000,014	1,199,996 1,200,005 999,997	723,880 1,072,371 1,211,088	832,608 93,375 718,189	95,756 122,645 131,460	4,889,983 4,513,416 4,885,776
William J. Federici Senior Vice President and Chief Financial Officer	2014 2013 2012	467,023 457,866 448,480	349,985 349,966 325,000	349,998 350,005 325,003	281,967 419,759 464,762	241,242 90,474 206,533	39,949 39,635 48,574	1,730,164 1,707,705 1,818,352
John E. Paproski President, Pharmaceutical Delivery Systems	2014 2013 2012	350,339 339,926 321,320	299,944 299,999 250,014	300,004 300,005 250,001	234,191 286,322 306,347	336,873 55,201 261,106	93,137 45,710 46,815	1,614,488 1,327,163 1,435,603
Karen A. Flynn President, Pharmaceutical Packaging Systems	2014	345,954	310,043	300,002	214,757	93,798	33,848	1,298,402
Warwick Bedwell (2) President, Pharmaceutical Packaging Systems, Asia Pacific Region	2014 2013 2012	339,071 359,274 349,555	150,020 162,789 149,983	150,002 149,995 150,004	148,889 239,518 301,457	— — —	184,358 189,819 187,264	972,340 1,101,395 1,138,263
Jeffrey C. Hunt Former President, Pharmaceutical Packaging Systems	2014 2013 2012	247,095 394,800 384,808	344,446 368,153 260,030	300,004 300,005 250,001	122,446 365,948 381,521	51,019 49,230 39,752	408,192 37,012 28,031	1,473,202 1,515,148 1,344,143

(1)             These amounts are an estimate of the increase in actuarial present value of our NEOs’ age-65 accrued benefit under our retirement plans for 2014.  Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement.  Assumptions underlying the estimates are described under the 2014 Pension Benefits Table.

(2)             Amounts in the Salary and All Other Compensation columns for Mr. Bedwell have been converted from Singapore dollars to U.S. dollars at a rate of  0.7992 U.S. dollars per Singapore dollar in 2014, 0.7991 U.S. dollars per Singapore dollar in 2013, and 0.8006 U.S. dollars per Singapore dollar in 2012.  The rates used are an average of the daily-average monthly rates for the applicable year.

Stock Awards

Stock Awards Grant Date Fair Value (Target) 2012-2014

	2014		2013		2012
Name	PVSU Awards ($)	Incentive Shares ($)	PVSU Awards ($)	Incentive Shares ($)	PVSU Awards ($)	Incentive Shares ($)

Donald E. Morel, Jr.	1,200,022	-0-	1,199,992	-0-	1,000,014	-0-
William J. Federici	349,985	-0-	349,966	-0-	325,006	-0-
John E. Paproski	299,994	-0-	299,999	-0-	250,014	-0-
Karen A. Flynn	300,018	10,025	—	—	—	—
Warwick Bedwell	150,020	-0-	150,021	12,768	149,983	-0-
Jeffrey C. Hunt	299,994	44,828	299,999	68,154	250,014	10,016

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The table below shows the maximum payout for PVSU awards made in 2014, 2013 and 2012.

Stock Awards PVSU Grant Date Maximum Value 2012-2014

	2014	2013	2012
Name	($)	($)	($)

Donald E. Morel, Jr.	2,400,044	2,399,984	2,000,028
William J. Federici	699,970	699,932	650,012
John E. Paproski	599,988	599,998	500,028
Karen A. Flynn	600,036	—	—
Warwick Bedwell	300,040	300,042	299,966
Jeffrey C. Hunt	599,988	599,998	500,028

Option Awards

The amounts in the “Option Awards” column reflect the grant date fair value in each year, computed according to FASB ASC Topic 718.  We use the Black-Scholes option pricing model to calculate grant date fair value based on the following assumptions:

	September 2014	February 2014	March 2013	February 2013	February 2012

Expected Life (Years)	6.0	6.0	6.0	6.0	6.0
Risk-Free Interest Rate	1.77%	1.57%	0.79%	0.89%	0.9%
Dividend Yield	0.98%	0.85%	1.18%	1.29%	1.7%
Expected Volatility	21.6%	22.1%	22.3%	22.5%	23.3%

For a more detailed discussion of the assumptions used to calculate grant date fair value for our options, refer to Note 12 to the consolidated financial statements included in our 2014 Form 10-K.

The per-share Black-Scholes value for option awards made to NEOs on February 24, 2014 was $10.37.  The per-share Black-Scholes value for the option granted to Ms. Flynn on September 29, 2014 was $9.66.

Non-Equity Incentive Plan Compensation

The amounts in the “Non-Equity Incentive Plan Compensation” column are AIP awards made with respect to 2014 performance.  AIP awards are paid in cash, except participants may elect to have up to 100% paid in West common stock.

With the exception of Ms. Flynn, all awards were paid in cash. Ms. Flynn elected to receive 25% of her total after-tax award in stock (25% of that amount was then deferred under the Employee Deferred Compensation Plan).  This election resulted in a grant of 973 shares of stock on February 17, 2015 with a grant date fair value of $50,139, at $51.53 per share. She also received 243 restricted incentive shares with a grant date fair value of $12,522, with the same per-share grant date value of $51.53.

Mr. Hunt elected to receive a portion of his AIP award in stock, but this election became null and void upon his resignation from employment.

The amount of these shares is not included in this column, but will be included in our 2015 Proxy Statement in the “Stock Awards” column, and, if deferred under the Employee Deferred Compensation Plan, will also be reflected in next year’s “Nonqualified Deferred Compensation” Table.

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EXECUTIVE COMPENSATION

All Other Compensation

The amounts in the “All Other Compensation” column consist of: (1) costs of providing a company-leased vehicle, including lease payments, gas, maintenance and insurance; (2) for Dr. Morel, Mr. Federici, Mr. Paproski, Ms. Flynn and Mr. Hunt, the total of the Company matching contributions made in 2014 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan and for Mr. Bedwell the Company contributions to his superannuation fund; (3) the annual incremental cost of medical benefits provided to executives that are not available to other similarly situated employees; (4) Company-paid life insurance premiums; and (5) DEUs credited in 2014 on unearned PVSUs (assuming a 100% performance level), whether or not those awards have been deferred.

For Mr. Bedwell, the incremental cost of medical benefits is equal to the amount reimbursed to him for coverage (including worldwide expatriate coverage) not available to other employees in Singapore, which is his principal place of employment.  For Mr. Bedwell only, “All Other Compensation” also includes costs detailed in the chart below related to his overseas assignment.

For Mr. Paproski, “All Other Compensation” includes a Tax Reimbursement.  The amount reported shows what we paid to Mr. Paproski due to an erroneous distribution under our Employee Deferred Compensation Plan in 2013.  For a more detailed explanation of the error, see Note 5 to the Deferred Compensation Table.

For Mr. Hunt, “All Other Compensation” includes amounts we contractually agreed to pay him under a Separation and Release Agreement dated July 31, 2014 following his resignation on July 27, 2014.

The table below shows a breakdown of the total amount shown in the “All Other Compensation” column of the Summary Compensation Table.

Components of All Other Compensation – 2014

Name	Use of Company Car ($)	Defined Contribution Plan Company Contributions (1) ($)	Company Paid Medical Plan Costs ($)	Life Insurance ($)	Dividends & Dividend Equivalents ($)	Tax Re- imbursements (2) ($)	Severance (3) ($)	Other (4) ($)	Total ($)

Donald E. Morel, Jr.	14,065	33,509	—	3,653	44,529	—	—	—	95,756
William J. Federici	15,431	10,400	—	499	13,619	—	—	—	39,949
John E. Paproski	22,023	10,400	—	374	11,255	49,085	—	—	93,137
Karen A. Flynn	12,810	13,838	—	351	6,849	—	—	—	33,848
Warwick Bedwell (5)	6,467	37,979	10,050	2,760	6,242	—	—	120,860	184,358
Jeffrey C. Hunt	9,572	55,604	—	314	1,552	—	341,150	—	408,192

(1)            For Mr. Bedwell, this column represents the amount contributed to his personal superannuation fund, a portable defined contribution plan similar to an individual retirement account.  The superannuation fund is not sponsored by the Company.  Although the Company is not required to contribute to Mr. Bedwell’s superannuation account by law as he is not employed in Australia, we have agreed contractually to make a contribution of 12% of his salary to the fund and Mr. Bedwell makes a contribution of 8%.  For U.S.-based executives this amount includes matching contributions to our 401(k) Plan and Employee Deferred Compensation Plan.

(2)             The reported amount is what we paid to Mr. Paproski due to an erroneous distribution under our Employee Deferred Compensation Plan in 2013, which resulted in $33,143 in taxes to Mr. Paproski.  We paid him $49,085 in 2014 of which $33,143 reimbursed him for out-of-pocket taxes due to the error and an additional $15,842 reimbursed him for the taxes he owed as a result of the reimbursement to him.

(3)             The severance pay amount reported is comprised of: salary continuation ($305,809), plus employer portion of medical and dental benefit continuation ($7,271), life insurance premium reimbursement ($1,546), accrued, unpaid vacation ($23,524) and reimbursement of attorney’s fees ($3,000).  During 2014, Mr. Hunt received only $156,825 of the salary continuation payments described in the preceding sentence, but SEC rules require reporting of all amounts accrued when no further service is required.

(4)             For Mr. Bedwell, the “Other” column is comprised of the following amounts which are payable primarily due to his overseas assignment: (a) housing and utilities allowance - $100,686, (b) airfare for his spouse and child - $10,348, (c) club membership fees - $5,830, and (d) payments for financial planning and tax preparation - $3,996.

(5)             All of Mr. Bedwell’s amounts except DEUs and company-paid medical costs were converted from Singapore dollars at a rate of 0.7991 U.S. dollars per Singapore dollar.  Company-paid medical costs were converted from Australian dollars at a rate of 0.9013 U.S. dollars per Australian dollar.  DEUs were calculated in U.S. dollars without conversion.

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EXECUTIVE COMPENSATION

2014 Grants of Plan-Based Awards Table

The following table provides information on stock options and PVSUs granted to our NEOs in 2014.

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Under-	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Lying Options (#)	Option Awards ($/Sh)	Option Awards (3) ($)

Donald E. Morel, Jr.	02/18/14	422,827	845,654	1,268,481
	02/24/14				12,675	25,349	50,698			1,200,022
	02/24/14							115,718	47.34	1,199,997
William J. Federici	02/18/14	164,700	329,400	494,100
	02/24/14				3,697	7,393	14,786			349,985
	02/24/14							33,751	47.34	349,998
John E. Paproski	02/18/14	123,780	247,559	371,339
	02/24/14				3,169	6,337	12,674			299,994
	02/24/14							28,930	47.34	300,004
Karen A. Flynn	02/18/14	125,150	250,300	375,450
	02/24/14				1,585	3,169	6,338			150,020
	02/24/14							14,465	47.34	150,002
	09/29/14				1,669	3,337	6,674			149,998
	09/29/14							15,528	44.95	150,000
Warwick Bedwell	02/18/14	95,883	191,767	287,650
	02/24/14				1,585	3,169	6,338			150,020
	02/24/14							14,465	47.34	150,002
Jeffrey C. Hunt (4)	02/18/14	142,711	285,422	428,132
	02/24/14				3,169	6,337	12,674			299,994
	02/24/14							28,930	47.34	300,004

(1)             These amounts represent the minimum, target and maximum awards under the AIP.  The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.  This column includes a blended target for Ms. Flynn as described in the “2014 AIP Threshold, Target, Maximum and Actual Payouts and Achievement” table of the “Compensation Discussion and Analysis.”

(2)             These amounts represent PVSUs that may vest depending on attainment of performance targets over a three-year performance period.  The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PVSUs under any deferred compensation plan.

(3)             This column consists of the fair value of options and stock awards granted during 2014.  The per-option grant date fair value (under FASB ASC Topic 718) was $10.37 per share for all options granted on February 24, 2014 and $47.34 per share for all PVSUs granted on February 24, 2014.  The per-option grant date fair value was $9.66 per share for all options granted on September 29, 2014 and $44.95 per share for all PVSUs granted on September 29, 2014.  For the assumptions made in determining grant date fair values, refer to Note 12 to the consolidated financial statements included in our 2014 Form 10-K.

(4)             Mr. Hunt forfeited the entirety of his stock option and PVSU awards granted in 2014 due to his resignation on July 27, 2014.  Pursuant to his Separation and Release Agreement, he will receive a 50% payout of his AIP award for 2014, based on the Company’s 2014 performance.

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Outstanding Equity Awards At Year-End 2014

The following table contains information on the current holdings of stock options, unearned PVSUs and unvested incentive shares held by our NEOs on December 31, 2014.  Mr. Hunt did not have any outstanding equity awards as of December 31, 2014.

		Option Awards (1)				Stock Awards

						Incentive Shares (2) (Restricted Stock)		PVSUs (3) Equity Incentive Plan Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Donald E. Morel, Jr.						-0-	-0-	226,154	12,040,439
	2/24/2009	200,000		16.05	2/24/2019
	3/22/2010	277,428		21.34	3/22/2020
	2/22/2011	188,356	62,786	20.43	2/22/2021
	2/21/2012	126,106	126,100	21.22	2/21/2022
	2/19/2013	52,678	158,034	29.56	2/19/2023
	2/24/2014		115,718	47.34	2/24/2024
William J. Federici						-0-	-0-	68,962	3,671,537
	2/27/2007	52,678		22.49	2/27/2017
	2/26/2008	54,996		20.85	2/26/2018
	2/24/2009	52,000		16.05	2/24/2019
	3/22/2010	75,662		21.34	3/22/2020
	2/22/2011	51,370	17,124	20.43	2/22/2021
	2/21/2012	40,984	40,984	21.22	2/21/2022
	2/19/2013	14,270	42,798	29.56	2/19/2023
	3/26/2013	1,012	3,024	32.19	3/26/2023
	2/24/2014		33,751	47.34	2/24/2024
John E. Paproski						-0-	-0-	56,262	2,995,389
	2/24/2006	9,282		16.29	2/24/2016
	2/27/2007	17,560		22.49	2/27/2017
	2/26/2008	18,332		20.85	2/26/2018
	2/24/2009	17,000		16.05	2/24/2019
	3/22/2010	37,832		21.34	3/22/2020
	2/22/2011	25,684	8,562	20.43	2/22/2021
	2/21/2012	31,528	31,524	21.22	2/21/2022
	2/19/2013	10,976	32,922	29.56	2/19/2023
	3/26/2013	2,018	6,054	32.19	3/26/2023
	2/24/2014		28,930	47.34	2/24/2024
Karen A. Flynn						482	25,662	38,632	2,056,768
	2/24/2009	5,000		16.05	2/24/2019
	3/22/2010	9,458		21.34	3/22/2020
	2/22/2011	6,420	2,142	20.43	2/22/2021
	2/21/2012	4,730	4,728	21.22	2/21/2022
	7/24/2012	15,994	15,988	25.15	7/24/2022
	2/19/2013	6,586	19,752	29.56	2/19/2023
	2/24/2014		14,465	47.34	2/24/2024
	9/29/2014		15,628	44.95	9/29/2024
Warwick Bedwell						432	23,000	30,626	1,630,528
	2/22/2011		8,562	20.43	2/22/2021
	2/21/2012		18,916	21.22	2/21/2022
	2/19/2013		19,752	29.56	2/19/2023
	2/24/2014		14,465	47.34	2/24/2024

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(1)     All options are exercisable in 25% annual increments beginning one year from the grant date.

(2)     These incentive shares were granted on February 22, 2011, February 21, 2012, February 19, 2013 and February 18, 2014 and are 100% vested four years from the grant date if the bonus share to which the incentive share relates has not been sold and the employee has not terminated employment.  The incentive shares will also vest 25% per year upon retirement.  Dividends are paid on unvested incentive shares and distributed or reinvested as additional stock.  Unvested incentive shares are forfeited on employment termination.  The market value of the unvested incentive shares is based on the closing price of our common stock on December 31, 2014, of  $53.24.

(3)     These PVSUs were awarded on February 21, 2012, February 19, 2013 and February 24, 2014 and each covers a three-year performance period.  Although the performance period for the 2012 award ended on December 31, 2014, performance is not actually determined and certified by the Committee until the first quarter of 2015.  The 2013 and 2014 awards will be earned (if at all) on December 31, 2015 and December 31, 2016, respectively, subject to the satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates.  As required by the SEC’s disclosure rules, because the performance for the most recently completed fiscal year exceeded 100%, the number of PVSUs shown assumes that a maximum payout of 200% will be achieved for all three awards.  Fair market value of the unearned PVSUs is based on the closing price of our common stock on December 31, 2014, $53.24.  The amounts are not reduced to reflect any elections to defer receipt of an executive’s PVSUs under any deferred compensation plan.

2014 Option Exercises And Stock Vested Table

The following table provides information about the value realized by our NEOs on the exercise of stock options, SARs and vesting of stock awards and units during 2014.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
Name	(#)	($)	(#)	($)
Donald E. Morel, Jr.	-0-	-0-	69,767	3,396,955
William J. Federici	38,366	1,007,737	19,027	926,425
John E. Paproski	14,000	387,390	9,514	463,237
Karen A. Flynn	-0-	-0-	2,379	115,834
Warwick Bedwell	30,912	799,506	9,514	463,237
Jeffrey C. Hunt	46,478	891,315	12,685	617,633

(1)             The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of options exercised.

(2)             This column reflects incentive shares that were awarded in 2010 and vested in 2014 and PVSUs that were awarded in 2011 and earned in 2014, whether or not either award was deferred under the Employee Deferred Compensation Plan.  The total includes additional shares awarded pursuant to DEUs, which are credited on unvested PVSUs over the three-year vesting period at a rate that assumes the participant will earn the target award.  At the time of the payout, the credited DEUs are then increased or decreased based on the payout factor earned for the applicable three-year performance period.  Because the payout factor earned for the 2011-2013 performance period was 124.3%, the number of DEUs accrued over that period was multiplied by 124.3%.  No NEO had incentive shares that vested in 2014.  The following table shows the PVSU payouts that vested, and the number of additional shares distributed due to DEUs.

Name	PVSUs Earned	Dividend Equivalents Paid on PVSU Payouts
Donald E. Morel, Jr.	56,105	13,662
William J. Federici	15,301	3,726
John E. Paproski	7,651	1,863
Karen A. Flynn	1,913	466
Warwick Bedwell	7,651	1,863
Jeffrey C. Hunt	10,201	2,484

(3)             The value of the PVSUs was determined by multiplying the number of vested units by $48.69, the fair market value of our common stock on the payout date, February 18, 2014.

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2014 Pension Benefits

Retirement Plan

Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for salaried participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last ten calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of that average multiplied by his or her years of service in excess of 25 but not more than 35 years.  The benefit is reduced by the participant’s expected social security benefits.

Effective January 1, 2007, each participant’s accrued benefit under the retirement plan’s pension formula was frozen, and the pension benefits related to service on or after January 1, 2007 for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation for that age band pursuant to the basic cash balance formula.

For participants who have attained minimum age and service requirements, an additional annual allocation is made to their accounts to replace all or part of the benefit for participants who were participating in the retirement plan on December 31, 2006 (“transition benefit”).  The transition benefit percentage will remain for the duration of the transition period, which continues until December 31, 2018 or a participant’s retirement, whichever comes first.  The transition benefit is applicable only to employees who were actively employed on January 1, 2007, and the allocation percentage is based on the age of the participant on that date.  The transition benefit for each of our NEOs eligible to participate is 8.0%.  Ms. Flynn is not eligible to receive the transition benefit because she was not employed on December 31, 2006.

Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

Normal retirement age under the retirement plan is 65.  Participants with ten years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on their age at the retirement date.  A participant may begin distribution of his or her cash balance benefits on employment termination, without regard to age or years of service, but will lose any future interest credits.

The retirement benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon reaching three years of service.

Supplemental Employees’ Retirement Plan (“SERP”)

IRS requirements limit the compensation that can be used to calculate a participant’s benefit under a qualified retirement plan to $255,000 and the annual benefit is limited to $205,000.  The SERP benefits are substantially equal to the difference between the total benefit accrued under the retirement plan and the amount of benefit the retirement plan is permitted to provide under the statutory limits on benefits and earnings.  The benefits are unfunded and paid out of our general assets.

Before January 1, 2009, SERP benefits were payable at the same time and in the same form as benefits payable under the qualified retirement plan, except that SERP participants could elect to receive their SERP benefits in a lump sum.  Due

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EXECUTIVE COMPENSATION

to changes in the tax laws, the SERP was amended effective January 1, 2009 to provide that benefits accrued on or after January 1, 2005 are payable in a lump sum on the date that is six months following termination of employment.

These benefits may be reduced to reflect early commencement of benefits before age 65.  Benefits accrued before 2005 are still payable according to the SERP rules in effect on December 31, 2004.

2014 Pension Benefits Table

The following table shows the present value of accumulated pension benefits that each U.S.-based NEO is eligible to receive under our Retirement Plan and the SERP.  Mr. Bedwell is not included in the table because he is ineligible to participate in U.S. company-sponsored defined benefit retirement plans or similar plans.

		Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Donald E. Morel, Jr.	Retirement Plan	22	140,070	—
	SERP	22	688,538	—
			828,608	—
William J. Federici	Retirement Plan	11	75,472	—
	SERP	11	165,770	—
			241,242	—
John E. Paproski	Retirement Plan	35	214,185	—
	SERP	35	122,688	—
			336,873	—
Karen A. Flynn	Retirement Plan	29	73,288	—
	SERP	29	20,510	—
			93,798	—
Jeffrey C. Hunt	Retirement Plan	4	74,328	—
	SERP	4	95,377	—
			169,705	—

(1)             Equals the number of full years of credited service as of December 31, 2014.  Credited service begins with a participant’s hire date and ends with the date of employment termination.

(2)             These present values assume that each NEO retires at age 65 for purposes of the Retirement Plan and the SERP.  The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2014 at a discount rate of 4.15%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit.  Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using an interest rate of 4.15% for the Retirement Plan and 3.65% for the SERP and mortality assumptions contained in the RP-2014 gender specific mortality tables without collar adjustment (removing MP-2014 improvement projections from 2006-2014) and applying Scale BB 2-Dimensional mortality improvements from 2006 on a generational basis for the Retirement Plan and the SERP.  The assumed cash balance crediting rate is 3.30%. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, future compensation, applicable interest rates and regulatory changes.  Amounts increased significantly less than during 2013 due to the interest rate and mortality rate assumptions prescribed by applicable law and the terms of the plans.

2014 Nonqualified Deferred Compensation

Employee Deferred Compensation Plan

The Employee Deferred Compensation Plan allows highly compensated employees, including executive officers, to defer up to 100% of salary and cash bonus.  Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plan.

We match at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%.  Employer matching contributions made before January 1, 2007 vest 20% per year of service and matching contributions made on or after January 1, 2007 are 100% vested.  Participants also may defer payout of annual bonus shares and PVSUs.  We contribute one time-vested incentive share for each four bonus shares deferred.

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EXECUTIVE COMPENSATION

Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death and/or disability, if earlier.  These awards are deemed invested in our stock and receive additional credits for DEUs.  All deferred stock is distributed in shares of stock.

Amounts deferred in any year, except for matching contributions on cash contributions,

will be distributed automatically in a lump sum five years after the year of deferral.  A participant may choose to defer these amounts to another date or until employment termination.  Matching contributions on cash contributions are only distributable on employment termination.  Participants may elect to receive their distributions on termination in a cash or stock lump sum, or in up to ten annual installments.

2014 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings in Last FY (3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (4) ($)

Donald E. Morel, Jr.	517,939	23,100	186,785	1,480,775	2,167,027
William J. Federici	-0-	-0-	24,114	310,385	238,005
John E. Paproski (5)	720,411	-0-	207,891	-0-	3,203,153
Karen A. Flynn	20,757	3,438	9,450	4,941	134,501
Jeffrey C. Hunt	478,282	45,720 (6)	120,521	-0-	1,330,184

(1)             The amounts reported in this column are reflected in this year’s Salary column of the Summary Compensation Table.  In addition, for Dr. Morel, Mr. Paproski and Mr. Hunt, the amount includes amounts reported under the Equity Incentive Plan and Non-Equity Incentive Plan columns of the Summary Compensation Table.

(2)             The amount in this column represents salary deferral matching contributions.

(3)             These amounts reflect the net gains attributable to the investment funds in which the executives have chosen to invest and for deferred shares of stock contributed to the Employee Deferred Compensation Plan.

(4)             The total balance includes amounts contributed for prior years which have all been previously reported in the Summary Compensation Table for the year those amounts were deferred.

(5)             The amount reported as contributions in 2014 does not include a repayment by Mr. Paproski to the plan in March 2014.  This amount, $107,284, was reported in the Aggregate Withdrawals/Distributions column of our 2013 Nonqualified Deferred Compensation Table in our 2013 Proxy Statement.  This distribution was erroneously made during 2013.  Under an Internal Revenue Service correction procedure, Mr. Paproski repaid the amount plus $251 interest.  The amount was then adjusted for earnings from the date of the erroneous distribution until the date he repaid it.  The erroneous distribution resulted in $33,143 in additional taxes to Mr. Paproski.  Because the error resulted from internal procedures and occurred without Mr. Paproski’s involvement, knowledge or direction, we agreed to reimburse him this amount.  Additionally, we grossed him up for the taxes he owed due to this reimbursement by us.  The gross up was $15,942.  The total amount paid by us as a result of this error, $49,085, is reported in the Tax Reimbursements column of the Components of All Other Compensation — 2014 Table of this Proxy Statement.

(6)             As a result of Mr. Hunt’s resignation on July 27, 2014, he forfeited all unvested amounts in his Employee Deferred Compensation Account.  The total amount of the forfeiture was $140,985, which included amounts reported in previous Proxy Statements.  The total forfeiture included the $45,720 reported in this column for 2014.

Payments on Disability

Each current U.S. NEO has long-term disability coverage, which is available to all eligible U.S. employees.  The coverage provides full salary continuation for six months and thereafter up to 60% of pay with a $25,000 monthly limit.  Eligible U.S. employees also continue to earn cash balance pay credits at the rate of pay in effect when they became disabled under the retirement plan and SERP.  Employees who are vested in our retirement plan also receive continued medical coverage while on disability on the same terms as active employees.  Deferred compensation is payable according to the executive’s election.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVSUs and unvested incentive shares would be forfeited when an employee becomes disabled.

Mr. Bedwell is covered by a disability policy that has its premiums paid by the Australian superannuation funded by both the Company and him.  This disability policy pays a benefit of up to 1,500,000 Australian dollars, which converted at the average of the daily-average monthly rates rate for 2014 (0.9013 U.S. dollars per Australian dollar), is equal to $1,351,950.

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EXECUTIVE COMPENSATION

Payments on Death

Each current U.S.-based NEO has group life insurance benefits that are available to all eligible U.S. employees.  The benefit is equal to one times pay with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the NEO.  Dr. Morel’s beneficiaries will also receive a benefit of $1,750,000 payable under the terms of a term life insurance policy paid for by the Company.  Deferred compensation is payable according to the executive’s election on file.  Outstanding unvested stock options, PVSUs and incentive shares would be forfeited and outstanding vested stock options would become exercisable for the term of the option.

Mr. Bedwell is covered by a life insurance policy that has its premiums paid by the Australian superannuation funded by both the Company and him.  This life insurance policy has a death benefit of 1,500,000 Australian dollars, which converted at the average of the daily-average monthly rates rate for 2014 (0.9013 U.S. dollars per Australian dollar), is equal to $1,351,950.

Estimated Payments Following Termination

We have agreements with Dr. Morel, Mr. Paproski and Mr. Bedwell that entitle them to severance benefits on certain types of employment terminations not related to a change-in-control.  Mr. Hunt also has an agreement that was entered into at the time of his resignation, which is described below.  Mr. Federici and Ms. Flynn are not covered under a general severance plan, and any severance benefits payable to them under similar circumstances would be determined by the Committee in its discretion.

Dr. Morel

Dr. Morel has an employment agreement that entitles him to a lump-sum severance payment if he is terminated involuntarily other than for cause.  The amount of the payment is equal to his annual base salary in effect on the termination date plus an amount equal to his salary for the next year if it has been set (or if not set, his current base salary).  The payment would be made six months following his termination date.  Dr. Morel’s employment agreement does not entitle him to additional payments or benefits if his employment is terminated for cause or as a result of his death or disability.

“Cause” means the conviction of a felony; the willful failure to perform his job duties; gross negligence or willful misconduct in the performance of his duties; willful misconduct that materially injures the Company; or the violation of the non-compete, non-solicitation or confidentiality obligations under the agreement.

Any severance pay would be contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Mr. Bedwell

Mr. Bedwell has entered into a Non-Competition Agreement with us.  His agreement provides that he may not compete with the Company for a period of one year following termination of employment for any reason.  If he is terminated by the Company other than for cause or has a constructive termination, then he is entitled to severance compensation provided that he signs a release of any legal claims in favor of the Company.

“Constructive termination” is defined as a significant diminution or reduction in authority or duties; a material reduction in salary or incentive compensation opportunity; a relocation of employment by more than 50 miles; or, the failure of a successor of the Company to assume the Company’s obligations under the agreement.

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EXECUTIVE COMPENSATION

In the event of a termination without cause or a constructive termination, Mr. Bedwell will receive continuation of his regular salary and medical, dental and life insurance benefits for 12 months.

Mr. Paproski

Mr. Paproski entered into an agreement with us in 1993 that entitles him to severance payments of his regular salary for 12 months with continued medical benefits during that period at the same rates paid by similarly-situated active employees.  These payments are made whether Mr. Paproski resigns or is involuntarily terminated by the Company provided that he executes a release of claims in favor of the Company and adheres to the Company’s confidentiality requirements.  Mr. Paproski also may receive outplacement benefits in the event of his termination.

Mr. Hunt

Mr. Hunt’s resigned in 2014, and the payments he received due to that resignation under a separate agreement with the Company, in exchange for a release of claims against the Company, a nondisparagement provision, an agreement to cooperate with the Company following his resignation and a 9-month covenant not to (a) compete with the Company, (b) solicit our customers or (c) solicit our employees for employment.  These payments to Mr. Hunt are described in the Compensation Discussion and Analysis section of this Proxy Statement and the accompanying tables in the Executive Compensation section.

Estimated Additional Severance Payments Table

The table below reflects amounts that eligible executives would receive on certain terminations of employment other than following a change-in-control.  No NEO will receive any enhanced benefit as a result of a termination for cause.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees.  Prior Proxy Statements included equity acceleration values based on past practices.  These practices, effective in 2014, have been codified and expanded to all LTIP participants.  Therefore, these values are not included below.

Name	Event	Cash Severance		Continuation of Welfare Benefits (1)	Additional Life Insurance (2)	Total

Donald E. Morel, Jr.	Involuntary (no cause)	1,691,290		—	—	1,691,290
	Death	—		—	1,750,000	1,750,000
John E. Paproski	Involuntary (no cause)	353,656		18,240	—	371,896
	Resignation or Retirement	353,656		18,240	—	371,896
Warwick Bedwell	Involuntary (no cause)	319,611	(3)	—	—	319,611

(1)             This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.

(2)             The life insurance benefit represents additional life insurance paid for by the Company over the standard coverage level.

(3)             Salary payment converted at a rate of 0.7991 U.S. Dollars per Singapore Dollar.

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EXECUTIVE COMPENSATION

Payments on Termination in Connection With a Change-in-Control

Dr. Morel and Mr. Federici

We have entered into agreements with each of our U.S.-based NEOs, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a change-in-control.  For Dr. Morel and Mr. Federici, the agreements provide for the following compensation and benefits if their employment is terminated under certain circumstances following a change-in-control:

•      Cash severance pay equal to three times the sum of the executive’s highest annual base salary in effect during the year of termination and the average annual bonus for the three years (or, if employed less than three years, the lesser period) immediately preceding the change-in-control.

•      Immediate vesting of any unvested benefits and matching contributions under our 401(k) plan and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•      Immediate vesting of all unvested stock options, stock appreciation rights, shares of stock, stock units and other equity-based awards awarded under any compensation or benefit plan or arrangement.

•      Continued medical, dental, life and other benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•      Outplacement assistance.

Severance compensation will be reduced on a pro-rata basis if an executive reaches normal retirement age or retires within three years following the change-in-control.  The severance payments for Mr. Federici are payable in monthly installments, and severance payments for Dr. Morel are payable in a lump sum.

If any of these individuals is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

Employment terminations that entitle an executive to receive the severance benefits under a change-in-control consist of: (1) resignation following a constructive termination of his employment; (2) employment termination other than by reason of death, disability, continuous willful misconduct or normal retirement; or (3) voluntary resignation during a 30-day period beginning 12 months following the change-in-control.

Non-Competition.  To receive the severance benefits under the agreement, the NEO must agree not to be employed by any of our competitors or compete with us in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.

Excise-Tax Indemnification.  Dr. Morel and Mr. Federici are entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code in connection with the change-in-control, including interest and penalties, and payment of their legal fees and expenses if we contest the validity or enforceability of the agreement.  Currently, no NEO would receive a gross-up payment.

Mr. Paproski and Ms. Flynn

Mr. Paproski and Ms. Flynn have change-in-control agreements that are substantially similar to the agreements with Dr. Morel and Mr. Federici, with the following changes:

•       The definition of change-in-control explicitly requires the consummation of any transaction agreed to be in writing.

•      The payments and benefits are triggered only if Mr. Paproski or Ms. Flynn, as applicable, is involuntarily terminated (without cause) or has a constructive termination within two years after a change-in-control, and cannot be triggered by the executive’s voluntary resignation without a constructive termination.

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EXECUTIVE COMPENSATION

•      There is no excise-tax indemnification; payments will be reduced below the applicable threshold in the Internal Revenue Code if Mr. Paproski or Ms. Flynn would be in a better after-tax position than if the excise tax applied.

•      For Ms. Flynn only, the cash severance payable is equal to two times the sum of her highest annual base salary in effect during the year of termination and the average annual bonus for the three years immediately preceding the change-in-control and 24 months of benefit continuation.

Mr. Bedwell

Mr. Bedwell is entitled to the same termination benefits he would receive in the absence of a change-in-control of the Company.

Mr. Hunt

Mr. Hunt’s change-in-control agreement expired upon his resignation on July 27, 2014.  Therefore, it is not discussed in this Proxy Statement.

Definition of “Change-in-Control.”  For each agreement, a “change-in-control” is defined generally as any such event that requires a report to the SEC, but also includes any of the following:

•          Any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•          An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock;

•          A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•          Execution of an agreement with us, which if consummated, would result in any of the above events.

Definition of “Constructive Termination.”  A “constructive termination” generally includes any of the following actions taken by the Company without the executive’s written consent following a change-in-control:

•          Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•          Materially reducing the executive’s annual salary or incentive compensation opportunities;

•          Changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;

•          Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•          Failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement.

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EXECUTIVE COMPENSATION

Estimated Benefits on Termination Following a Change-in-Control

The following table shows potential payments to our NEOs if their employment terminates following a change-in-control under existing contracts, agreements, plans or arrangements.  The amounts assume a December 31, 2014 termination date and use the closing price of our common stock as of that date, $53.24.  Currently, no executive would be entitled to a parachute tax gross-up payment.  However, based on current assumptions, Ms. Flynn’s benefit amounts would be reduced $243,844 to put her in a better after-tax position than she would have been in had the golden parachute excise tax not applied.  All of the values in the table are in U.S. Dollars.  Because Mr. Hunt resigned on July 27, 2014, he is not entitled to any payments following a change-in-control.

Name	Aggregate Severance Pay (1)	PVSU Acceleration (2)	Vesting of Restricted Stock (3)	Vesting of Stock Options (4)	Parachute Excise Tax Impact	Welfare Benefits Continuation (5)	Outplacement Assistance (6)	Total

Donald E. Morel, Jr.	5,246,242	1,890,961	-0-	10,523,816	-0-	55,298	25,000	17,741,317

William J. Federici	2,489,724	521,486	-0-	3,150,688	-0-	55,255	25,000	6,242,153

John E. Paproski	1,630,648	412,663	-0-	2,368,242	—	54,720	25,000	4,491,273

Karen A. Flynn	1,105,582	236,403	25,748	1,138,689	(243,844)	40,452	25,000	2,328,030

Warwick Bedwell	319,611 (7)	236,403	23,000	1,439,822	—	—	—	2,018,836

(1)          For Dr. Morel, Mr. Federici, and Mr. Paproski, this amount represents three times the sum of the executive officer’s (a) highest annual base salary in effect during the year of termination; and (b) the average annual bonus for the three years (or, if employed less than three years, the lesser period) (the “Sum Components”).  For Ms. Flynn, this amount represents two times the Sum Components.  These amounts are based on the salary rates in effect on December 31, 2014 and AIP bonuses paid during the three years before the year containing the assumed termination date (2011, 2012 and 2013).   For Mr. Bedwell this amount represents 12 months of salary continuation under his Non-Competition Agreement.

(2)          This amount represents the payout of all outstanding PVSU awards on a change-in-control at the target payout.

(3)         This amount represents the value of all unvested restricted awards, which would become vested on a change-in-control (whether or not the awards were deferred).

(4)          This amount is the intrinsic value, which is equal to the fair market value of a share of stock on December 31, 2014 minus the per-share exercise price of all unvested stock options for each executive.

(5)          This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage for Dr. Morel, Mr. Federici, Mr. Paproski, and Ms. Flynn.

(6)          This amount estimates the cost of providing outplacement assistance.

(7)          Salary payment converted at a rate of 0.7991 U.S. dollars per Singapore dollar.

Financial Measures

The following table contains unaudited reconciliations of 2014 U.S. GAAP revenues, operating cash flow and diluted EPS to revenues, operating cash flow, operating profit and adjusted diluted EPS for annual incentive purposes relating to the 2014 AIP Performance Metrics and Achievement Table.

2014 Financial Measures (US$ millions, except per-share data)

Consolidated Performance
Diluted EPS (1)	$1.75
Foreign-exchange impact relative to rates in effect for budget purposes	0.02
License costs associated with in-process research	0.01
Adjusted Diluted EPS for AIP purposes	$1.78
Operating Cash Flow	$182.9
Foreign-exchange impact relative to rates in effect for budget purposes	(0.1)
Additional pension funding credit	18.1
License costs associated with in-process research	1.2
Adjusted Operating Cash Flow for AIP purposes	$202.1

(1)          A full discussion of components of adjusted diluted EPS is found in our fourth-quarter and full-year 2014 earnings press release filed on Form 8-K with the Securities and Exchange Commission on February 19, 2015.

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EXECUTIVE COMPENSATION

Divisional and Regional Performance

	As Reported	Foreign- Exchange Impact (1)	Other	Adjusted
Pharma. Packaging Systems Div. Segment Results
Revenues	1,019.7	5.3	—	1,025.0
Operating Profit	223.0	1.6	—	224.6
Cash Flow	264.0	—	—	264.0
Pharma. Delivery Systems Div. Segment Results
Revenues	402.5	(0.5)	—	402.0
Operating Profit	13.5	(0.5)	—	13.0

Foreign-exchange impact relative to rates in effect for budget purposes.

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INDEPENDENT AUDITORS

Independent Auditors And Fees

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PwC for years 2014 and 2013.  All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

Type of Fees	2014	2013
Audit Fees	$1,527,742	$1,608,548
Audit-Related Fees	94,977	38,347
Tax Fees	165,677	183,923
All Other Fees	23,098	12,261
Total	$1,811,494	$1,843,079

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the Company’s independent registered public accounting firm.  As part of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  Prior to engagement for the next year’s audit, management will submit a list of services and related fees expected to be rendered by the independent registered public accounting firm during that year for pre-approval by the Audit Committee.  Those services fall within one of the four following categories:

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories.

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INDEPENDENT AUDITORS

Audit Committee Report

The Audit Committee reviewed the Company’s financial-reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for 2014, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2014, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the Company’s internal control over financial reporting.

The Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended (AICPA, Professional Standards, Vol.  I AU §380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  PwC has provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and the Committee has discussed with PwC that firm’s independence from the Company.

The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  Based on the considerations and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2014 be included in the Company’s 2014 Form 10-K.

Audit Committee:

Mark A. Buthman, Chairman
Thomas W. Hofmann
Paula A. Johnson
Douglas A. Michels

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Items to Be Voted On

Proposal 1 — Election of Ten Directors

Our shareholders will be asked to consider ten nominees for election to our Board to serve for a one-year term until the 2016 annual meeting of shareholders, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. The names of the ten nominees for director, their current positions and offices, tenure as a West director and their qualifications are set forth below.

As previously announced, on October 14, 2014, Dr. Morel, notified our Board that he intends to retire as our Chairman and CEO following the Company’s 2015 Annual Meeting.  Our Board has formed an ad hoc Succession Planning Committee for the purpose of identifying a new CEO to replace Dr. Morel.  The Succession Planning Committee has been assisted in its recruitment efforts by an independent executive search firm that provides research and other pertinent information regarding potential candidates, and the search process is ongoing as of the mailing of this Proxy Statement.  Given that a replacement has not yet been identified, Dr. Morel has agreed to continue as our Chairman and CEO until such time as a successor is found and appointed.

In connection with his retirement, Dr. Morel intends to resign from his positions as Chairman and CEO once his successor is appointed. However, if a successor is identified prior to the Annual Meeting, Dr. Morel intends to maintain his position on our Board and as CEO through the Annual Meeting.  In such case, our Board expects Dr. Morel to resign from our Board after the Annual Meeting, and our Board expects to appoint his successor to fill the resulting vacancy.

All of the nominees are current West directors and, with the exception of Dr. Morel, have been determined by our Board to be independent.  Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our Board that each nominee be submitted to a vote of our shareholders at the Annual Meeting.  The Board approved the Committee’s recommendation at its meeting on February 17, 2015.

Each of the nominees has agreed to be named and to serve, and we expect each nominee to be able to serve if elected.  If any nominee is unable to serve, the Nominating and Corporate Governance Committee will recommend to our Board a replacement nominee.  The Board may then designate the other nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.

Director Qualifications and Biographies

As a leading manufacturer of pharmaceutical packaging and delivery systems with global operations, we believe that our Board should include a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing us and to fulfill the Board’s and its committees’ responsibilities.  Board members should have high standards of integrity and commitment, exhibit independence of judgment, be willing to ask hard questions of management and work well with others.

Directors are expected to devote sufficient time to our affairs and be free of conflicts of interest, engage in constructive discussion with each other and management and demonstrate diligence and faithfulness in attending Board and committee meetings.

The Nominating and Corporate Governance Committee reviews annually with the Board the size and composition of the Board as a whole to

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ITEMS TO BE VOTED ON

determine the qualifications and areas of expertise needed to further enhance the composition of the Board.  As a result of this process, the Nominating and Corporate Governance Committee has identified the following specific criteria as important for potential director candidates:

•                  senior-level executive leadership at public companies, particularly companies with international operations;

•                  leadership in the healthcare or public health fields;

•                  science or technology backgrounds; and

•                  financial expertise.

The Committee works with management and the other directors to attract candidates with those qualifications.  The Committee strives to achieve a Board that reflects an appropriate balance and diversity of knowledge, experience, skills and expertise.

Our Director Nominees

Mark A. Buthman

Age: 54 Director since 2011 Committees: Audit Nominating & Corp. Gov.

Mr. Buthman has been Senior Vice President and Chief Financial Officer of Kimberly-Clark Corporation since 2003.  He joined Kimberly-Clark in 1982.  Mr. Buthman was appointed Vice President of Strategic Planning and Analysis in 1997 and Vice President of Finance in 2002.  Mr. Buthman announced his intention to retire from Kimberly-Clark at the end of 2015 and step down as the Chief Financial Officer effective April 27, 2015.  Mr. Buthman is also Vice Chairman of the Board of Directors of Pavillon, International and K-C de Mexico S.A., C.V. and a member of the University of Iowa, Tippie College of Business Advisory Board.

Key Skills and Experience:

In addition to his financial and accounting experience as Chief Financial Officer at Kimberly-Clark, a global producer of branded products for the consumer, professional and healthcare markets,  Mr. Buthman is responsible for real estate, investor relations, information technology, finance and accounting shared services and global procurement for the corporation.  Throughout his tenure at Kimberly-Clark, he has served in a wide range of leadership roles in the areas of analysis, strategy and mergers and acquisitions.

Other public company directorships in the last five years: None

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William F. Feehery, Ph.D.

Age: 44 Director since 2012 Committees: Innovation & Technology

Dr. Feehery has been President of Industrial Biosciences at E. I. du Pont de Nemours and Company since November 2013.  He served as Global Business Director, DuPont Photovoltaic Solutions and previously as Global Business Director, Electronics Growth Businesses and as President of DuPont Displays, Inc.  He joined DuPont in 2002.  Prior to joining DuPont he was engaged in venture capital and was a management consultant for the Boston Consulting Group.

Key Skills and Experience:

Dr. Feehery brings extensive global public company leadership experience to the Board, having served in leadership roles throughout the DuPont organization, a provider of innovative products and services for markets including agriculture, nutrition, electronics, communications, safety and protection, home and construction, transportation and apparel.   In addition, Dr. Feehery brings considerable technical experience with a Ph.D. in chemical engineering and over ten years of experience in the technology industry.

Public company directorships in the last five years: None

Thomas W. Hofmann

Age: 63 Director since 2007 Committees: Audit Compensation Succession Planning

Mr. Hofmann is the retired Senior Vice President and CFO of Sunoco, Inc. (oil refining and marketing company), where he served in that capacity from January 2002 until December 2008.  Mr. Hofmann also served Sunoco in various other senior management roles since 1990.

Key Skills and Experience:

Mr. Hofmann provides substantial financial, corporate governance and management experience with expertise in all areas of finance, including tax, accounting, auditing, treasury, investor relations and budgeting, and he is well-versed in strategic planning, risk-management and capital-market issues.  During a distinguished career with Sunoco, Inc., Mr. Hofmann was involved in a number of unique transactions, including significant acquisitions and divestitures.

Public company directorships in the last five years:

•  PVR Partners LP

•  Northern Tier Energy GP LLC

•  Columbia Pipeline Partners LP

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Paula A. Johnson, M.D., MPH

Age: 55 Director since 2005 Committees: Audit Innovation & Technology

Dr. Johnson is a cardiologist and has been the Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital since January 2002.  Dr. Johnson also is a Professor at Harvard Medical School.

Key Skills and Experience:

Dr. Johnson brings a wealth of leading healthcare expertise to our Board.  She is a nationally recognized expert in cardiology and women’s and minority healthcare issues.  In her role as Executive Director of the Connors Center for Women’s Health and Gender Biology and as Chief of the Division of Women’s Health at Brigham and Women’s Hospital, and a Professor of Epidemiology at the Harvard School of Public Health, Dr. Johnson has built a novel, interdisciplinary research, education, clinical and policy program in women’s health whose mission is to improve the health of women and to transform their medical care.  Dr. Johnson has extensive experience in developing quality control systems in health care.  Dr. Johnson is the recipient of many awards recognizing her contributions to women’s and minority health and is featured as a national leader in medicine by the National Library of Medicine and has been elected to the Institute of Medicine.  She has an extensive background in quality and safety in healthcare and in public health systems.

Public company directorships in the last five years: None

Myla P. Lai-Goldman, M.D

Age: 57 Director since 2014 Committees: Innovation & Technology Succession Planning

Dr. Lai-Goldman is Chief Executive Officer and President of GeneCentric Diagnostics, Inc. (molecular diagnostics company) since June 2011.  She also serves as the managing partner of Personalized Science, LLC, a clinical diagnostics consulting company she founded in 2008.  Since August 2011, Dr. Lai-Goldman has been a Venture Partner at Hatteras Venture Partners.  From June 2009 to December 2010, Dr. Lai-Goldman was Chief Executive Officer and Chief Scientific Officer of CancerGuide Diagnostics, Inc. (genomic-based clinical and pharmaceutical cancer testing and services).

Prior to that time, Dr. Lai-Goldman served in various roles at Laboratory Corporation of America Holdings and its predecessor company, Roche Biomedical Laboratories (clinical laboratory company), including Executive Vice President, Chief Medical Officer and Chief Scientific Officer.

Key Skills and Experience:

Dr. Lai-Goldman is a recognized author and speaker on clinical diagnostics.

Public company directorships in the last five years:

•  Sequenom, Inc.

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Douglas A. Michels

Age: 58 Director since 2011 Committees: Audit Compensation Succession Planning

Mr. Michels serves as President and Chief Executive Officer of OraSure Technologies, Inc. and a member of the OraSure Board of Directors, positions he has held since June 2004.  In February 2010, Mr. Michels was appointed to the Presidential Advisory Council on HIV/AIDS.  He previously served on the Board of the National Blood Foundation, the Board of the National Committee for Quality Health Care and the Coalition to Protect America’s Health Care.

Key Skills and Experience:

Mr. Michels brings considerable expertise and executive leadership skills in the pharmaceutical, medical device and diagnostic industry having spent ten years with OraSure Technologies, Inc., 19 years with Johnson & Johnson and seven years with Abbott Laboratories.

Public company directorships in the last five years:

•  OraSure Technologies, Inc.

Donald E. Morel, Jr., Ph.D.

Chairman and Chief Executive Officer Age: 57 Director since 2002 Committees: None

Dr. Morel has been our Chief Executive Officer since April 2002 and Chairman of the Board since March 2003.  Dr. Morel was our President from April 2002 to June 2005.  He is chairman of the board of trustees of The Franklin Institute, serves as a director of Fox Chase Cancer Center and as a member of the board of trustees of Lafayette College.

Key Skills and Experience:

Dr. Morel has significant biomedical and pharmaceutical experience with over 20 years of experience developing and managing programs involving advanced materials for aerospace, biomedical and pharmaceutical applications.  In addition, having served with us in a variety of increasingly responsible roles, including Chief Operating Officer, head of our drug-delivery division, and Vice President of Research and Development, Dr. Morel has considerable experience identifying and implementing strategic priorities.

Public company directorships in the last five years:

•  Kensey Nash Corporation (2010-2012)

•  Integra Life Sciences Holdings Corporation

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ITEMS TO BE VOTED ON

John H. Weiland

Age: 59 Director since 2007 Committees: Compensation Succession Planning

Mr. Weiland has been President and Chief Operating Officer of C. R. Bard, Inc., a medical-device company, since August 2003, and served as its Group President from April 1997 to August 2003 and its Group Vice President from March 1996 to April 1997.  Mr. Weiland also serves as a director of C. R. Bard, Inc.  In 2012, Mr. Weiland received the prestigious Horatio Alger Award and now serves as a director of the Horatio Alger Association.

Key Skills and Experience:

Mr. Weiland has considerable expertise with over 30 years of experience in the healthcare industry and brings to our Board executive leadership in medical-device company operations with significant international business expertise.  As Bard’s President and Chief Operating Officer, Mr. Weiland has responsibility for all of its business operations.

Public company directorships in the last five years:

•  C. R. Bard, Inc.

Anthony Welters

Age: 60 Director since 1997 Committees: Nominating & Corp. Gov.

Mr. Welters is Executive Chairman of BlackIvy Group LLC (a private investment company focused on investments in Sub-Saharan Africa) and Senior Advisor to the Chief Executive Officer of UnitedHealth Group, Inc. (diversified health and well-being company) since January 2013, having served as Executive Vice President of UnitedHealth Group, Inc. since November 2006 to January 2013 and as a Member of the Office of the Chief Executive Officer from January 2011 to January 2013.  He also served as President of the Public and Senior Markets Group from September 2007 to December 2010.  Mr. Welters has also served as President and Chief Executive Officer of AmeriChoice Corporation and its predecessor companies since 1989.   UnitedHealth Group, Inc. designs products, provides services and applies technologies designed to improve access to health and well-being services.  He is also a director of Loews Corporation and C. R. Bard, Inc.  Mr. Welters was formerly a director of Qwest Communications International, Inc.

He is a recipient of the prestigious Horatio Alger Award and serves as a director of the Horatio Alger Association.  He formerly served as Chairman of the Board of Trustees for the Morehouse School of Medicine in Atlanta.  Mr. Welters holds a B.A. from Manhattanville College and a J.D. from New York University School of Law.

Key Skills and Experience:

Mr. Welters brings to our Board considerable financial and management expertise, having distinguished himself as a visionary yet practical business leader, with demonstrated entrepreneurial, operations and management expertise.  As CEO of AmeriChoice Corporation, he directed a highly successful managed care plan while pursuing new market opportunities in the field of managed healthcare.

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Public company directorships in the last five years: • C. R. Bard, Inc. • Qwest Communications International Inc. • Loews Corporation

Patrick J. Zenner

Age: 68 Director since 2002 Committees: Lead, Independent Director Nominating & Corp. Gov. Succession Planning

Mr. Zenner is retired from Hoffmann-La Roche Inc., North America, the prescription drug unit of the Roche Group, a leading research-based healthcare enterprise, where he served as President and Chief Executive Officer from 1993 to January 2001.  He was a director and the Chairman of the Board of Exact Sciences Corporation until July 2010, and from July 2007 until March 2008, served as its Interim CEO.  He also served as Interim Chief Executive Officer of CuraGen Corporation from May 2005 through March 2006.  In addition, Mr. Zenner serves as Chairman of the Board and a director of ArQule, Inc.  He previously served as director of Xoma Corporation from 2002 to 2010 and Par Pharmaceuticals from 2009 to 2012.

Key Skills and Experience:

Mr. Zenner provides to the Board over 40 years of experience and expertise in the pharmaceutical industry.  Since retiring from Hoffmann-La Roche, Mr. Zenner has devoted his considerable industry expertise and corporate-governance knowledge to small and early-stage pharmaceutical and technology companies in various capacities, including board member, chairman and interim CEO.

Public company directorships in the last five years:

•  ArQule, Inc.                                                                                                                                                                  •  Xoma Corporation (2002 – 2010)

•  Par Pharmaceuticals (2009 – 2012)                                          •  Exact Sciences Corporation (2002 – 2010)

The Board of Directors unanimously recommends a vote FOR the election of each of these nominees as directors.

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ITEMS TO BE VOTED ON

Proposal 2 — Advisory Vote to Approve Named Executive Officer Compensation

At our 2014 Annual Meeting, our advisory vote on executive pay passed by a vote of  96%.  The Board of Directors and its Compensation Committee believed this to be a confirmation that our executive pay accurately and appropriately rewards performance.

As described more fully in the “Compensation Discussion and Analysis” section, our executive compensation program is designed to provide competitive executive pay opportunities tied to our short-term and long-term success and attract, motivate and retain the type of executive leadership that will help us achieve our strategic goals.  The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our shareholders’ interests and current market practices.

Accordingly, the following resolution will be submitted for a shareholder vote at the 2015 Annual Meeting:

“RESOLVED, That the shareholders of West Pharmaceutical Services, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures.”

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the Company’s Named Executive Officer Compensation, as stated in the above resolution.

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ITEMS TO BE VOTED ON

Proposal 3 — Approval of Amendments to our Amended and Restated Articles of Incorporation to Adopt a Majority Voting Standard in Uncontested Director Elections

Under Pennsylvania law, the default voting standard for the election of directors by shareholders is that directors receiving the highest number of votes are elected.  This is called the “plurality voting standard.”  As a Pennsylvania corporation, the Company’s directors are currently elected under the plurality standard.  This means a director may be elected without regard to how many votes he or she receives and how many votes were withheld.

After careful consideration and in light of current corporate governance trends, the Board believes it is in the best interests of the Company and its shareowners to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to provide for majority voting in director elections.  The Board believes that the adoption of the proposed majority voting standard in director elections will give shareholders a greater voice in determining the composition of the Board.  Majority voting requires more shareholder votes for a nominee than against a nominee in order for the nominee to be elected to the Board.  This voting standard provides greater weight to shareholder votes against a nominee for director.

Accordingly, on February 17, 2015, the Board unanimously adopted, subject to shareholder approval, an amendment to the Company’s Amended and Restated Articles of Incorporation to adopt majority voting in an uncontested election.  Under the proposed majority voting standard, each vote cast will be counted either “for” or “against” the nominee’s election as a director.  To be elected, the number of votes cast “for” such nominee’s election must exceed the number of votes cast “against” such nominee’s election.  Abstentions will continue to have no effect in determining whether the required affirmative majority vote has been obtained.

The proposed amendments require any incumbent director who is nominated for re-election but does not receive the required vote for re-election to, in the event that such director’s successor shall not have been selected and qualified, tender his or her resignation to the Board for its consideration.  The Board will then be required to act on the resignation within a reasonable period of time.  The acceptance or rejection of the resignation will be determined by the Board, taking into consideration the reasons the nominee did not receive a majority vote.

Under the proposed majority voting standard in director elections, if a nominee who is not currently a member of the Board receives less votes cast “for” than “against” his or her election, that nominee will not be elected to the Company’s Board of Directors.

If the number of nominees for directors exceeds the number of members on the board, this is considered a contested election.  In the event of a contested election, the plurality standard will continue to apply and votes may be cast only as “for” or “withhold” authority.

If the Company’s shareholders approve the proposed amendment to the Amended and Restated Articles of Incorporation, the Company will also amend the Company’s Bylaws to make conforming changes.

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ITEMS TO BE VOTED ON

Amendments to Articles of Incorporation

The Board hereby requests that you vote in favor of the following amendments to Paragraph (a) of Article 8 of the Company’s Amended and Restated Articles of Incorporation (the text that will be deleted is italicized and marked with brackets and the text to be added is bolded and underlined):

(a)                                                Number, Election and Term. Except as otherwise fixed by or pursuant to the provisions of Article 5 hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event of and during a default period to elect directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time pursuant to the Bylaws of the Corporation. At the annual meeting of shareholders held in 2012, and at each succeeding annual meeting of the shareholders of the Corporation, the directors shall not be classified, and the directors, other than those who may be elected by the holders of any class or series of stock having a preference over the Common Stock as to dividends or in the event and during a default period, shall be elected and shall hold office until the next annual meeting of shareholders and until their respective successors are elected and qualified, or until the earlier of his or her death, resignation, retirement, disqualification or removal from office.  [Subject to paragraph (c) of this Article 8, all directors shall be elected by plurality vote of all votes cast at such meeting.]  Subject to paragraph (c) of this Article 8, at each meeting of the stockholders for the election of directors at which a quorum is present, the persons receiving a majority of the votes cast at such election shall be elected; provided, however, that at any meeting of the stockholders for which the Secretary of the Corporation determines that the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes of the shares represented in person or represented by proxy at such meeting and entitled to vote on the election of directors.  For purposes of this paragraph (a), a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.  Votes cast shall include “for” and “against” a nominee, but shall exclude “abstentions” and “broker non-votes” with respect to that nominee’s election. If a director is not elected, the director shall tender his or her resignation to the Board of Directors.  The Board of Directors will publicly disclose its decision with respect to whether to accept or reject the resignation, or whether other action should be taken and the rationale behind it within ninety (90) days from the date of the certification of the election results.  The Board of Directors shall have the authority to adopt and amend appropriate Bylaws to implement this paragraph (a).

The Board of Directors unanimously recommends a vote FOR the approval of the amendments to our Amended and Restated Articles of Incorporation to adopt a majority voting standard in uncontested director elections.

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ITEMS TO BE VOTED ON

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm for 2015 Year

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2015 year.  Although shareholder approval for this appointment is not required, the Audit Committee and our Board are submitting the selection of PwC for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the Audit Committee will reconsider whether or not to retain PwC.  Representatives of PwC will be present at the 2015 Annual Meeting to answer questions.  They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015 year.

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OTHER INFORMATION

Other Information

Stock Ownership

Based on a review of filings with the Securities and Exchange Commission, we have determined that the persons listed in the following table hold more than 5% of the outstanding shares of our common stock.

Name and Address of Beneficial Owner	Shares	Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	6,049,645	8.500
Franklin Advisory Services, LLC One Parker Plaza, Ninth Floor Fort Lee, NJ 07024	4,447,380 (1)	6.300
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,499,584 (2)	7.730
Neuberger Berman Group LLC 605 Third Avenue New York, NY 10158	5,612,744 (3)	7.900

(1)          Franklin Advisory Services, LLC has sole dispositive power with respect to 4,447,380 of the shares and sole voting power with respect to 4,447,380.

(2)          Includes sole voting power over 94,563 shares, shared power over disposition of 88,863 and sole power over disposition of 5,410,721 shares.

(3)          Neuberger Berman Group LLC has shared dispositive power with respect to 5,612,744 of the shares and shared voting power with respect to 5,585,877.

The following table shows the number of shares of our common stock beneficially owned as of February 24, 2015, by each of our directors, each NEO and all current directors and executive officers as a group.  For executive officers, in addition to shares owned directly, the number of shares includes (a) vested shares held in employee participant accounts under our 401(k) plan, Employee Deferred Compensation Plan and Employee Stock Purchase Plan and (b) incentive shares (time-vested restricted stock held in various incentive plan accounts), unless receipt of those shares has been deferred.  For non-employee directors, in addition to shares owned directly, the common stock column includes vested deferred stock and stock-settled stock units awarded under the Director Deferred Compensation Plan, which are distributed in shares of common stock upon termination of Board service.

Name	Common Stock	Options Exercisable Within 60 Days	Percent of Class
Warwick Bedwell	36,421	24,604	*
Mark A. Buthman	18,884	—	*
William J. Federici	234,827	404,302	*
William F. Feehery	12,338	—	*
Karen A. Flynn	29,156	62,895	*
Thomas W. Hofmann	31,936	—	*
Paula A. Johnson	40,547	7,800	*
Myla P. Lai-Goldman	177	—	*
Donald E. Morel, Jr.	901,459	1,052,013	2.7
Douglas A. Michels	22,217	—	*
John E. Paproski	101,713	205,480	*
John H. Weiland	53,740	—	*
Anthony Welters	98,026	—	*
Patrick J. Zenner	57,917	25,600	*
All directors and executive officers as a group (19 persons)	1,963,896	2,190,954	5.8

* Less than one percent of outstanding shares.

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OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

During the last fiscal year, Mr. Welters filed a late Form 4 on January 27, 2014 to report the acquisition of Phantom Stock Units and Mr.

Anderson filed a late Form 4 on October 23, 2014 to report a sale of securities from a stock option exercise.

2014 Annual Report and SEC Filings

Our financial statements for the year ended December 31, 2014 are included in our Annual Report on Form 10-K, which we will make available to shareholders at the same time as this Proxy Statement.  Our Annual Report and this Proxy Statement are posted on our website at http://www.westpharma.com/en/Investors/Pages/ AnnualReport.aspx  and are available from the

SEC at its website at www.sec.gov.  If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

2016 Shareholder Proposals or Nominations

Under SEC rules, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at the 2016 Annual Meeting, the proposal must be received by the Company at our principal executive offices by November 23, 2015 and comply with the procedures of Rule 14a-8 under the Securities Exchange Act of 1934.

The proposal should be sent to the attention of the Corporate Secretary in writing: West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341; or by telephone: (610) 594-3309.

Our Bylaws contain procedures that a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of shareholders.  Nominations for director nominees or an item of business to be conducted must be submitted in writing to the Corporate Secretary of the Company at our executive offices and should be mailed by certified mail, return receipt requested.  We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2016 Annual Meeting not less than 90 days prior to the anniversary date of this year’s Annual Meeting.  If, however, we fail to disclose the date of next year’s meeting at least 21 days in advance, we must receive your notice within seven days following the announcement of the meeting (but in no event later than four days before the meeting date).

The nomination must contain information about the nominees as specified in our Bylaws.  The notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the shareholder’s ownership of and agreements related to our shares.

Except as otherwise required by law, the Chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with our Bylaws.  You may obtain a copy of our Bylaws by contacting our Corporate Secretary at West Pharmaceutical Services, Inc., 530 Herman O. West Drive, Exton, PA 19341.

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OTHER INFORMATION

Other Matters

Management is not aware of any other matters that will be presented at the 2015 Annual Meeting, and our Bylaws do not allow proposals to be presented at the meeting unless they were properly presented to us prior to February 5,

2015.  However, if any other matter that requires a vote is properly presented at the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

2015 Annual Meeting and Proxy Statement  | 68

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. WEST PHARMACEUTICAL SERVICES, INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11742 M82373-P59788 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. WEST PHARMACEUTICAL SERVICES, INC. For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors; Nominees: 01) Mark A. Buthman 02) William F. Feehery 03) Thomas W. Hofmann 04) Paula A. Johnson 05) Myla P. Lai-Goldman 06) Douglas A. Michels 07) Donald E. Morel, Jr. 08) John H. Weiland 09) Anthony Welters 10) Patrick J. Zenner Against Abstain For The Board of Directors recommends you vote FOR the following proposals: ! ! ! 2. Advisory vote to approve named executive officer compensation; ! ! ! 3. Approval of amendments to our Amended and Restated Articles of Incorporation to adopt a majority voting standard for uncontested director elections; and ! ! ! 4. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2015 year. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M82374-P59788 WEST PHARMACEUTICAL SERVICES, INC. 530 Herman O. West Drive Exton, Pennsylvania 19341 This proxy is solicited by the Board of Directors The undersigned hereby appoints William J. Federici and Ryan M. Metz as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 9, 2015, at the Annual Meeting of Shareholders to be held on May 5, 2015 or any postponement or adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1, 2, 3 and 4. Continued and to be signed on reverse side